UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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TRANSDIGM GROUP INCORPORATED

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the Annual Meeting of Stockholders of TransDigm Group Incorporated, a Delaware corporation (the “Company”), will be held at 1301 East Ninth Street, 4th Floor, Cleveland, Ohio 44114, on Tuesday, March 4, 2014, at 9:00 a.m., local time, for the following purposes:

1. To elect three directors, each to serve a three-year term and until a successor has been duly elected and qualified;

2. To conduct an advisory vote on compensation paid to the Company’s named executive officers;

3. To ratify the selection of Ernst & Young LLP as the Company’s independent accountants for the Company’s fiscal year ending September 30, 2014;

4. To amend the Company’s certificate of incorporation to declassify the Board of Directors; and

5. To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on January 6, 2014 will be entitled to notice of and to vote at the meeting or any adjournment of the meeting. Stockholders are urged to complete, date and sign the enclosed proxy and return it in the enclosed envelope.

By order of the Board of Directors,

GREGORY RUFUS
Secretary

Dated: January 22, 2014

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN YOUR PROXY.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON MARCH 4, 2014.

The Proxy Statement and Proxy Card are available at

http://www.transdigm.com/phoenix.zhtml?c=1965053&p=irol-irhome

PROPOSAL FOUR: APPROVAL OF AMENDMENTS TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS	44

STOCKHOLDER PROPOSALS FOR 2015 ANNUAL MEETING	45

HOUSEHOLDING	46

OTHER MATTERS	46

PROXY STATEMENT

The Company’s Board of Directors is sending you this proxy statement to ask for your vote as a stockholder of TransDigm Group Incorporated (the “Company”) on certain matters to be voted on at the upcoming annual meeting of stockholders, which will be held at 1301 East Ninth Street, 4th Floor, Cleveland, Ohio 44114, on Tuesday, March 4, 2014, at 9:00 a.m., local time. The Company is mailing this proxy statement and the accompanying notice of meeting and proxy form, along with the Company’s Annual Report to Stockholders, on or about January 22, 2014.

ABOUT THE MEETING

What is the purpose of the annual meeting of stockholders?

At the Company’s annual meeting of stockholders, stockholders will act upon matters outlined in the accompanying notice of meeting, including the election of three directors, an advisory vote on executive compensation, the ratification of the Company’s selection of its independent accountants and the amendment of the Company’s certificate of incorporation to declassify the Company’s board of directors. The Company is not aware of any other matter that will be presented for your vote at the meeting.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, January 3, 2014, are entitled to receive notice of the meeting and to vote the shares of common stock that they held on the record date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted on. As of the record date, the Company had outstanding 52,735,019 shares of common stock.

Who can attend the meeting?

Only stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), your name does not appear in the Company’s records, and you will need to bring a copy of your brokerage statement reflecting your ownership of shares of common stock as of the record date.

When and where is the meeting?

The meeting will be held at 1301 East Ninth Street, 4th Floor, Cleveland, Ohio 44114, on Tuesday, March 4, 2014, at 9:00 a.m., local time. For directions to the meeting, call Investor Relations at (216) 706-2945.

Who is soliciting my proxy?

This solicitation of proxies is made by and on behalf of the Company’s Board of Directors. The Company will bear the cost of the solicitation of proxies. In addition to the solicitation of proxies by mail, regular employees of the Company and its subsidiaries may solicit proxies by telephone, facsimile or email. In addition, Alliance Advisors, LLC, 200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003, has been retained at an estimated cost of $14,000, plus customary costs and expenses, to aid in the solicitation of proxies from brokers, institutional holders and individuals who own a large number of shares of common stock. The Company’s employees will not receive any additional compensation for their participation in the solicitation.

How do I vote by proxy?

Whether or not you plan to attend the annual meeting, the Company urges you to complete, sign and date the enclosed proxy form and to return it in the envelope provided. Returning the proxy form will not affect your right to attend the annual meeting.

If you properly complete your proxy form and send it to the Company in time to vote, your proxy (one of the individuals named in the proxy form) will vote your shares as you have directed. If you sign the proxy form but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors to elect the director nominees listed in “Election of Directors,” in favor of the proposal to approve the compensation paid to the Company’s named executive officers, in favor of ratification of the selection of Ernst & Young as the Company’s independent accountants, and in favor of the amendment to the certificate of incorporation and bylaws amendment to declassify the Board of Directors.

If any other matter is presented, your proxy will vote in accordance with his best judgment. As of the date of this proxy statement, the Company is not aware of other matters to be acted on at the annual meeting other than those matters described in this proxy statement.

May I revoke my proxy?

If you give a proxy, you may revoke it at any time before it is exercised by giving written notice to the Company at its principal executive offices located at 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114, or by giving notice to the Company in open meeting. It is important to note that your presence at the annual meeting, without any further action on your part, will not revoke your previously granted proxy.

What constitutes a quorum?

The presence at the annual meeting, either in person or by proxy, of the holders of a majority of the aggregate number of shares of common stock outstanding on the record date will represent a quorum permitting the conduct of business at the meeting. Proxies received by the Company marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What vote is required to approve each proposal assuming that a quorum is present at the Annual Meeting?

The three nominees receiving the greatest number of votes ‘FOR’ election will be elected as directors. If you do not vote for a particular director nominee, or if you indicate ‘WITHHOLD AUTHORITY’ for a particular nominee on your proxy form, your vote will not count either for or against the nominee. If your shares are held in “street name” by a broker or nominee indicating on a proxy that it does not have authority to vote on this or any other proposal, this will result in a “broker non-vote,” which will not count as a vote for or a vote against any of the nominees.

The approval of executive compensation is an advisory vote; however, the Board of Directors and the Compensation Committee will consider the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the proposal as approval of the compensation paid to the Company’s named executive officers. Broker non-votes will not have a positive or negative effect on the outcome of this proposal. Abstentions will have the same effect as a vote against the proposal.

Although the Company’s independent accountants may be selected by the Audit Committee of the Board of Directors without stockholder approval, the Audit Committee will consider the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the proposal to be a ratification by the stockholders of the selection of Ernst & Young LLP as the Company’s independent accountants. Broker non-votes will not have a positive or negative effect on the outcome of this proposal. Abstentions will have the same effect as a vote against the proposal.

The affirmative vote of a 75% of the outstanding shares of the Company is required for approval of the amendments to our amended and restated certificate of incorporation. Broker non-votes and abstentions will have the same effect as a vote against the proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the common stock of the Company as of December 17, 2013 with respect to each person known to be a beneficial owner of more than five percent of the outstanding common stock, each director and named executive officer of the Company and all directors and executive officers of the Company as a group. Except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock listed as beneficially owned by them. None of the shares held by directors or executive officers are pledged.

	Amount and Nature of Common Stock Beneficially Owned(1)
Beneficial Owner	Shares	Shares Subject to Options Currently Exercisable or Exercisable within 60 Days	Total Number of Shares	Percentage of Class
Berkshire Partners, LLC(2)	4,141,257	—	4,141,257	7.85%
Directors
William Dries	504	3,000	3,504	*
Mervin Dunn	1,634	15,900	17,534	*
Michael Graff(3)	36,726	15,900	52,626	*
Sean P. Hennessy	15,208	15,900	31,108	*
W. Nicholas Howley(4)	—	1,115,000	1,115,000	2.07%
Douglas W. Peacock(5)	3,787	15,900	19,687	*
Robert J. Small(6)	4,166,158	5,500	4,171,658	7.91%
John Staer	91	1,600	1,691	*
Named Executive Officers
Gregory Rufus(7)	5,000	245,000	250,000	*
Raymond F. Laubenthal(8)	80,069	519,480	599,549	1.13%
Robert Henderson	—	284,920	284,920	*
Bernt Iversen II	—	225,000	225,000	*
All directors and executive officers as a group (16 persons)(9)	4,309,177	2,748,730	7,057,907	12.72%

*	less than 1%
(1)	Includes shares of which the listed beneficial owner is deemed to have the right to acquire beneficial ownership under Rule 13d-3 under the Securities Exchange Act, as amended (the “Exchange Act”), within 60 days of December 17, 2013. The number of shares outstanding used in calculating the percentage of beneficial ownership for each person listed below includes the shares underlying options held by such persons that are exercisable within 60 days of December 17, 2013, but excludes shares underlying options held by any other person. Percentage of ownership is based on 52,730,559 shares of common stock of the Company outstanding as of December 17, 2013.
(2)

Information obtained from a Schedule 13D/A filed by Berkshire Fund VII, L.P. (“Fund VII”), Berkshire Fund VII-A, L.P. (“Fund VII-A”), Berkshire Investors LLC (“Investors”), Berkshire Investors III LLC (“Investors III”), Stockbridge Fund, L.P. (“SF”), Stockbridge Partners LLC (“SP”), Stockbridge Fund M, L.P. (“SFM”), Stockbridge Absolute Return Fund, L.P. (“SARF”) and Stockbridge Master Fund (OS), L.P. (“SOS”) on March 6, 2012 and from information obtained from Berkshire Partners LLC. Seventh Berkshire Associates LLC, a Massachusetts limited liability company (“7BA”), is the general partner of Fund VII and

Fund VII-A. Stockbridge Associates LLC, a Delaware limited liability company (“SA”), is the general partner of SF, SFM, SARF and SOS. As of December 31, 2013, the managing members of 7BA were Michael C. Ascione, Bradley M. Bloom, Kenneth S. Bring, Jane Brock-Wilson, Kevin T. Callaghan, Christopher J. Hadley, Sharlyn C. Heslam, Elizabeth L. Hoffman, Matthew A. Janchar, Ross M. Jones, Lawrence S. Hamelsky, Richard K. Lubin, Joshua A. Lutzker, Greg Pappas, David R. Peeler, Robert J. Small and Edward J. Whelan, Jr. (the “Berkshire Principals”). Mr. Small is a director of the Company. Certain of the Berkshire Principals are also the managing members of Investors, Investors III and SA. Fund VII, Fund VII-A, Investors, Investors III, SF, SP, SFM, SARF and SOS often make acquisitions in, and dispose of, securities of an issuer on the same terms and conditions and at the same time. Berkshire Partners LLC, a Massachusetts limited liability company (“Berkshire Partners”), is the investment adviser to Fund VII and Fund VII-A (collectively, the “Funds”). Berkshire Partners, the Funds and 7BA acknowledge that they may be deemed to constitute part of a “group” for purposes of Section 13(d)(3) of the Exchange Act. Investors, Investors III, SF, SA, SP, SFM, SARF and SOS may also be deemed to constitute a part of a “group” along with Berkshire Partners, the Funds and 7BA for purposes of Section 13(d)(3) of the Act. However, the foregoing persons do not admit that Investors, Investors III, SF, SA, SP, SFM, SARF or SOS are part of a group or have agreed to act as part of a group. Fund VII directly holds 2,555,020 shares of common stock with sole voting and dispositive power. Fund VII-A directly holds 477,668 shares of common stock with sole voting and dispositive power. Investors owns 50,519 shares of common stock with sole voting and dispositive power. Investors III owns 12,817 shares of common stock with sole voting and dispositive power. SF directly holds 680,471 shares of common stock with sole voting and dispositive power. SFM directly holds 113,218 shares of common stock with sole voting and dispositive power. SARF directly holds 3,497 shares of common stock with sole voting and dispositive power. SOS directly holds 79,884 shares of common stock with sole voting and dispositive power. As the sole general partner of SF, SFM and SARF, SA may be deemed to beneficially own shares of common stock held by SF, SFM and SARF. However, SA disclaims beneficial ownership of such shares. SP manages investments for its clients and has limited discretionary voting power in respect of common stock. SP owns 168,163 shares of common stock over which it shares voting power and has full dispositive power. By virtue of their positions as managing members of 7BA, Investors, Investors III, SA and Berkshire Partners, the Berkshire Principals may be deemed to possess indirect beneficial ownership of the shares of common stock beneficially owned by Fund VII, Fund VII-A, Investors, Investors III, SF, SFM, SARF, SOS and SP. However, none of the Berkshire Principals, acting alone, has voting or investment power with respect to shares beneficially owned by Fund VII, Fund VII-A, Investors, Investors III, SF, SFM, SARF, SOS and SP, and, as a result, each Berkshire Principal disclaims beneficial ownership of such shares. The address of each reporting person is c/o Berkshire Partners LLC, 200 Clarendon Street, 35th floor, Boston, Massachusetts 02116.

(3)	Includes 3,382 shares held by Mr. Graff as the trustee of certain trusts created for the benefit of his minor children and 16,096 shares held by a trustee of a trust created by Mr. Graff’s wife for the benefit of their children.
(4)	Includes options to purchase 100,000 shares that are held by Bratenahl Investments, Ltd. By virtue of his indirect ownership interest in Bratenahl Investments, Ltd., Mr. Howley may be deemed to be the beneficial owner (within the meaning of Rule 13d-3 under Exchange Act) of the options that are owned by Bratenahl Investments, Ltd. Mr. Howley disclaims beneficial ownership of all options owned by Bratenahl Investments, Ltd. and reported herein as beneficially owned except to the extent of any pecuniary interest therein.
(5)	Includes 3,000 shares held in trust by Mr. Peacock’s wife as trustee. Mr. Peacock does not have any direct voting or dispositive power over the trust or economic interest therein, and, therefore, disclaims beneficial ownership.
(6)	Includes 4,141,257 held by entities related to Berkshire Partners LLC (see footnote (2) above). Mr. Small disclaims beneficial ownership of all shares owned or controlled by the Berkshire entities except to the extent of any pecuniary interest therein. Also includes 1,406 shares held by Mr. Small as trustee over which he has voting power but does not have any economic interest.
(7)	Includes 29,920 options to purchase shares of common stock that are held by a trust for the benefit of Mr. Rufus’ children. Mr. Rufus does not have any direct voting or dispositive power of the trust or economic interest therein, and, therefore, disclaims beneficial ownership.
(8)	Includes 60,069 shares held in trust for the benefit of Mr. Laubenthal’s children. Mr. Laubenthal does not have any direct voting or dispositive power over the trust or economic interest therein and therefore, disclaims beneficial ownership.
(9)	Includes shares subject to options exercisable within 60 days of December 15, 2012. Includes (i) 3,382 shares held by Mr. Graff as trustee and 16,096 held by a trustee of a trust created by Mr. Graff’s wife (see footnote (3) above), (ii) 19,525 options to purchase shares of common stock, which Mr. Howley may be deemed to beneficially own by virtue of his indirect ownership interest in Bratenahl Investments, Ltd. (see footnote (4) above), (iii) 3,000 shares held by Mr. Peacock’s wife as trustee of a trust (see footnote (5) above, (iv) shares held by entities related to Berkshire Partners LLC and 1,406 shares held by Mr. Small as trustee (see footnote (6) above), and (iv) 29,920 options to purchase shares of common stock, which are held in trust (see footnote (7) above), and (vi) 60,069 shares held in trust for the benefit of Mr. Laubenthal’s children (see footnote (8) above).

PROPOSAL ONE: ELECTION OF DIRECTORS

The Company’s Board of Directors is divided into three staggered classes of directors, each consisting of the same or nearly the same number of directors. The total number of directors is currently fixed at eight. At each annual meeting of stockholders, a class of directors is elected for a three-year term to succeed the directors of the same class whose terms are then expiring. At the annual meeting, the terms of the Class II directors are expiring. Unless you specify otherwise, the shares of common stock represented by your proxy will be voted to re-elect Messrs. Hennessy, Peacock and Staer. The three nominees receiving the most votes will be elected as Class II directors. If elected, each nominee will serve as a director for a three-year term and until his successor is duly elected and qualified.

If for any reason any of the nominees is not a candidate when the election occurs (which is not expected), the Board of Directors intends that proxies will be voted for the election of a substitute nominee designated by the Board of Directors as recommended by the Nominating and Corporate Governance Committee. The following information is furnished with respect to each person nominated for election as a director.

Nominees for Election as Class II Directors at the Annual Meeting

Name	Age	Length of Service as Director	Position with the Company
Sean P. Hennessy	56	8 years	Director
Douglas Peacock	75	10 years	Director
John Staer	62	2 years	Director

Mr. Hennessy was named a director of the Company in April 2006. Mr. Hennessy has served as the Chief Financial Officer of The Sherwin Williams Company, a manufacturer and distributor of coatings and related products, since 2001. Mr. Hennessy is a certified public accountant.

Mr. Peacock was named a director of the Company in July 2003. Mr. Peacock was a founder of TransDigm Inc. and served as its President from 1993 to 1998, its Chief Executive Officer from 1993 to 2001 and its Chairman from 1993 until July 2003. Mr. Peacock has also previously served as a director of privately held companies.

Mr. Staer was named a director in January 2012. Mr. Staer retired as the Chief Executive Officer of Satair A/S, a subsidiary of Airbus (“Satair”), and a distributor of aerospace products, including parts manufactured by subsidiaries of the Company, on December 31, 2013, having served as such since 1994. Mr. Staer is a director of Ambu A/S, a Danish public company that is a manufacturer of hospital and rescue service equipment, and Dalhoff Larsen & Horneman A/S, a Danish public company that is a supplier of timber and wood products.

The Board of Directors recommends that the stockholders vote FOR the nominees for election set forth above.

Business Experience of Class I and Class III Directors

The following table sets forth certain information concerning the Company’s other directors:

Name	Age	Position with the Company
William Dries	62	Director
Mervin Dunn	60	Director
Michael Graff	62	Director
W. Nicholas Howley	61	Chief Executive Officer and Chairman of the Board of Directors of the Company
Robert Small	47	Director

Mr. Dries was named a director of the Company in April 2011. Mr. Dries is a certified public accountant. From 2002 until 2011, Mr. Dries was Senior Vice President and Chief Financial Officer of EnPro Industries, Inc., a manufacturer of engineered industrial products. Prior to that, Mr. Dries was employed by United Dominion Industries, Inc. and Ernst & Young LLP. Mr. Dries is a director of Polypore International, Inc., an NYSE-listed manufacturer of polymer-based membranes.

Mr. Dunn was named a director of the Company in September 2007. Mr. Dunn is the President and Chief Executive Officer of Merv Dunn Management & Consulting, LLC, a private management consulting company, and Co-Chairman of the Board of Futuris Group of Companies Ltd, a privately-held Australian automotive supplier. Mr. Dunn was the Chief Executive Officer of Commercial Vehicle Group, Inc., a NASDAQ-listed supplier of systems for the commercial vehicle market, from November 1999 through May 2013. Mr. Dunn was also a director of Commercial Vehicle Group, Inc. through May 2013.

Mr. Graff was named a director of the Company in July 2003. Mr. Graff has served as a member and managing director of Warburg Pincus LLC and as a general partner of Warburg Pincus & Co., a private equity firm, since October 2003. Mr. Graff served as an advisor to Warburg Pincus LLC from July 2002 until October 2003. Prior to joining Warburg Pincus, Mr. Graff was President and Chief Operating Officer of Bombardier Aerospace, an aerospace manufacturer. Mr. Graff is a director of Builders FirstSource, Inc., a NASDAQ-listed manufacturer and distributor, and Polypore International, Inc., an NYSE-listed manufacturer of polymer-based membranes. Mr. Graff is also a director of several other privately held companies.

Mr. Howley was named Chairman of the Board of Directors in July 2003 and is currently Chief Executive Officer of the Company. Mr. Howley was a founder of TransDigm Inc. and served as President and/or Chief Executive Officer of the Company since its inception in 2003 and of TransDigm Inc. since December 1998. Mr. Howley was a director of Polypore International, Inc., an NYSE-listed manufacturer of polymer-based membranes through November 2012. Through October 2011, Mr. Howley was a director of Satair A/S, a Danish public company that is an aerospace distributor, including a distributor of the Company’s products.

Mr. Small was named a director of the Company in March 2010. Mr. Small has been a Managing Director of Berkshire Partners LLC (“Berkshire”), a private equity investment firm, since 2000 and initially joined the firm in 1992. Since its inception in 2007, Mr. Small has directed Stockbridge Partners LLC, a specialized investment group within Berkshire focused on marketable securities. Mr. Small was formerly a director of Hexcel Corporation, a composite materials producer primarily for aerospace and wind energy applications, and other privately held companies.

DIRECTOR COMPENSATION

Mr. Howley, the only director who is also an employee of the Company, does not receive any director fees. In 2012, compensation for non-employee directors included the following:

•	An annual retainer fee of $30,000, with such fee being paid, at the option of each director, either in cash or shares of the Company’s common stock, paid semi-annually in arrears.

•	A fee of $2,500 for each meeting of the Board of Directors attended, paid semi-annually in arrears.

•	A fee of $1,000 for each meeting of any committee of the Board of Directors attended, paid semi-annually in arrears.

•	An additional retainer of $15,000 to the chairman of the Audit Committee, paid semi-annually in arrears.

•	An additional retainer of $5,000 to the chairmen of the Compensation and Nominating and Governance Committees, paid semi-annually in arrears.

In addition, the Company makes long-term grants of stock options to directors valued at $10,000 per year on a Black Scholes basis granted on the same terms and conditions as those granted to Company employees. The terms of the options are discussed in greater detail under “Executive Compensation-Equity Based Incentives-Options.”

In addition, pursuant to an agreement entered into in 1999 between TransDigm Inc. and Mr. Peacock, TransDigm Inc. is obligated to provide Mr. Peacock and his wife medical and dental insurance coverage comparable to that they were receiving at the time of Mr. Peacock’s retirement. In light of the Company’s transition to self-insurance, in 2007 TransDigm Inc. and Mr. Peacock agreed that TransDigm Inc. would satisfy its obligations under the 1999 agreement by paying for Mr. Peacock’s Medicare and dental insurance coverage, Mrs. Peacock’s medical and dental insurance coverage, and supplemental medical reimbursement coverage for both Mr. and Mrs. Peacock, less the amount of any Company employee portion of the premium under the Company’s self-insurance program as if Mr. and Mrs. Peacock were covered under those benefit plans. TransDigm Inc. also agreed to retain a health insurance consultant to assist Mr. and Mrs. Peacock in evaluating coverage and handling the administrative burden of the Medicare and insurance enrollment process at the outset and thereafter managing claims issues. These payments are made on a “grossed-up” basis for federal income tax purposes, but no gross-up payment related to fiscal 2013 has yet been made. The cost of coverage and related services under these arrangements in fiscal 2013 was $13,862 and the cost of the gross-up payment for 2012, paid in January 2013, was $8,667.

The following table sets forth the compensation paid to the Company’s non-employee directors during 2013:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(1)	Option Awards ($)	All Other Compensation ($)(2)	Total ($)
William Dries	38,121	14,879	—	104,550	157,550
Mervin Dunn	21,670	29,830	—	621,014	672,514
Michael S. Graff	25,670	29,830	—	621,014	676,514
Sean P. Hennessy	39,170	29,830	—	621,014	690,514
Douglas W. Peacock	58,000	—	—	643,543	701,543
Robert J. Small	52,000	—	—	191,675	243,675
John Staer	40,000	—	—	55,760	95,760

(1)	Messrs. Dunn, Graff and Hennessy elected to receive the first installment of their semi-annual board retainer fees as stock. The shares were issued based on a value established on March 15, 2013, on which date the closing price of the common stock on the New York Stock Exchange was $151.02. Messrs. Dries, Dunn, Graff and Hennessy elected to receive the second installment of their semi-annual board retainer fees as stock. The shares were issued based on a value established on September 15, 2013, on which date the closing price of the common stock on the New York Stock Exchange was $143.70.
(2)	Represents amounts paid under the Company’s dividend equivalent plans described on pages 32 and 33. Also includes $22,528 for Mr. Peacock, constituting the net amounts paid to or on behalf of Mr. Peacock or his wife for medical insurance coverage or medical claims pursuant to the agreement between Mr. Peacock and TransDigm Inc. described above.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines, which guide the Board of Directors in the performance of its responsibilities to serve the best interests of the Company and its stockholders. A copy of the Company’s Corporate Governance Guidelines is posted on the Company’s website, www.transdigm.com, under “Investor Relations—Corporate Governance” and is available to any stockholder in writing upon request to the Company. The Board of Directors reviews the Corporate Governance Guidelines periodically.

Codes of Ethics & Whistleblower Policy

The Company is committed to integrity and ethical behavior and has adopted a Code of Ethics for Senior Financial Officers, a Code of Business Conduct and Ethics and a Whistleblower Policy.

Code of Ethics for Senior Financial Officers. The Company has a Code of Ethics for Senior Financial Officers that applies to the chief executive officer, president and chief operating officer, chief financial officer, division presidents, controllers, treasurer and manager of internal audit (collectively, “Senior Financial Officers”) of the Company. This code requires Senior Financial Officers to: act with honesty and integrity; endeavor to provide information that is full, fair, accurate, timely and understandable in all reports and documents that the Company files with, or submits to, the SEC and other public filings or communications made by the Company; endeavor to comply with all laws, rules and regulations of federal, state and local governments and all applicable private or public regulatory agencies; not knowingly or recklessly misrepresent material facts or allow their independent judgment to be compromised; not use for personal advantage confidential information acquired in the course of their employment; proactively promote ethical behavior among peers and subordinates in the workplace; and promptly report any violation or suspected violation of the code to the Audit Committee. Only the Audit Committee or the Board of Directors may waive a provision of the code with respect to a Senior Financial Officer. Any such waiver, or any amendment to the code, will be promptly disclosed on the Company’s website and as otherwise required by rule or regulation. The code is posted on the Company’s website, www.transdigm.com, under “Investor Relations—Corporate Governance” and is available to any stockholder in writing upon request to the Company.

Code of Business Conduct and Ethics. The Company also has a Code of Business Conduct and Ethics that addresses the Company’s commitment to honesty, integrity and the ethical behavior of the Company’s employees, officers and directors. The code governs the actions, interactions and working relationships of the Company’s employees, officers and directors with customers, fellow employees, competitors, government and self-regulatory agencies, investors, the public, the media, and anyone else with whom the Company has or may have contact. The code sets forth the expectation that employees, officers and directors will conduct business legally and addresses conflict of interest situations, protection and use of Company assets, corporate opportunities, fair dealing, confidentiality and reporting of illegal or unethical behavior. Only the Board of Directors or the Nominating and Corporate Governance Committee may waive a provision of the code with respect to an executive officer or director. Any such waiver will be promptly disclosed on the Company’s website and as otherwise may be required by rule or regulation. The code is posted on the Company’s website, www.transdigm.com, under “Investor Relations—Corporate Governance” and is available to any stockholder in writing upon request to the Company.

Whistleblower Policy. The purpose of the Whistleblower Policy is to encourage all employees to disclose any alleged wrongdoing that may adversely impact the Company, the Company’s customers, stockholders, fellow employees, investors or the public at large without fear of retaliation. The policy sets forth procedures for the reporting of alleged financial (including auditing, accounting and internal control matters) and non-financial wrongdoing by employees on a confidential and anonymous basis and by other interested third parties, and a process for investigating such reported acts of alleged wrongdoing and retaliation. Reports may be made directly to the Chief Financial Officer, the Audit Committee or to Convercent, a third party service retained on behalf of the Audit Committee. The Audit Committee chair receives notices of complaints reported under the policy and oversees the investigation of complaints of financial wrongdoing. The Whistleblower Policy is posted on the Company’s website, www.transdigm.com, under “Investor Relations—Corporate Governance” and is available to any stockholder in writing upon request to the Company.

Board Composition

The Company’s Board of Directors is divided into three staggered classes of directors, each consisting of the same or nearly the same number of directors. At each annual meeting of stockholders, a class of directors is elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the directors will expire upon election and qualification of successor directors at the Annual Meeting of Stockholders to be held during the years 2013 for the Class I directors, 2014 for the Class II directors (the meeting to which this proxy statement relates) and 2015 for the Class III directors.

•	The Class I directors are Messrs. Dunn and Graff;

•	The Class II directors are Messrs. Hennessy, Peacock and Staer; and

•	The Class III directors are Messrs. Dries, Howley and Small.

The Company’s amended and restated certificate of incorporation and bylaws provide that the number of directors shall be fixed from time to time by a resolution of the majority of its Board of Directors. The number of directors is currently fixed at eight. The division of the Company’s Board of Directors into three classes with staggered three-year terms may delay or prevent a change of the Company’s management or a change in control. A proposal to amend the amended and restated certificate of incorporation and bylaws is included in this proxy statement. For a discussion thereof, please see pages 44-45.

Independence of Directors

During fiscal 2013 all of the directors, other than Messrs. Howley and Staer, were considered to be “independent directors” within the meaning of the New York Stock Exchange’s listing standards. In determining that Mr. Peacock was independent, the Board considered the insurance arrangement between Mr. Peacock and the Company described in this proxy statement under “Director Compensation.” In considering that Mr. Small was independent, the Board considered the purchase of the AmSafe business from a portfolio company owned, in part, by funds with which Mr. Small is affiliated. The Company does not have separate criteria for determining independence, different from the NYSE listing standards.

The Board of Directors reviews periodically the relationships that each director or nominee has with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). Those directors or nominees whom the Board affirmatively determines have no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) as specified in the listing standards of the NYSE will be considered independent.

Board Leadership Structure

The Board leadership structure is comprised of a combined Chief Executive Officer and Chairman of the Board of Directors. The Board believes that combining the function of Chief Executive Officer and Chairman of the Board is appropriate for the Company because it ensures that the Board of Directors focuses on important strategic objectives and understands challenges facing the Company in its day-to-day operations. This combined role is balanced by the independence of the other directors and the role of the presiding director described below.

Presiding Director

The presiding director is an independent director that leads the executive sessions of the non-management directors. The Board designates the presiding director on a rotating basis.

Board’s Role in Risk Management Oversight

The Board of Directors oversees the process of risk management. Members of management regularly communicate with the Board regarding the Company’s risk exposure and its efforts to monitor and mitigate such risks. Specifically, the Company’s executive officers annually meet in person to discuss the material risks facing the Company and ways to mitigate those risks. Management then provides a written summary of its findings to the full Board and the Board reviews and discusses such risks at a regularly scheduled Board meeting.

Board Meetings

During the fiscal year ended September 30, 2013, the Board of Directors held six meetings. Each director, other than Mr. Staer, attended more than 75% of the aggregate number of meetings of the Board of Directors and committees on which he served in fiscal 2013. Mr. Staer does not serve on any committees and attended four of the six meetings of the Board of Directors. The Company has not established a formal policy regarding director attendance at the Company’s annual meeting of stockholders. One director attended the 2013 annual meeting of stockholders.

After each meeting of the Board of Directors, non-management directors meet independently of the Chairman of the Board. In fiscal 2013, the non-management directors met after each regularly scheduled Board meeting. The independent directors met three times.

Board Committees

During fiscal 2013, the Board of Directors had an Executive Committee, a Nominating and Corporate Governance Committee, an Audit Committee and a Compensation Committee. The Board of Directors has approved written charters for the Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee, which can be found under the “Investor Relations—Corporate Governance” section of the Company’s website at www.transdigm.com and are available to any stockholder in writing upon request to the Company. Each of the Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee conducts a self-evaluation and review of its charter annually.

Executive Committee

The Executive Committee, which consists of Messrs. Howley (Chairman), Peacock and Small, possesses the power of the Board of Directors in the management of the business and affairs of the Company during the intervals between meetings of the Board of Directors. The Executive Committee held no formal meetings during fiscal 2013, although it did act by unanimous written consent.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee oversees and assists the Board of Directors in identifying and recommending nominees for election as directors; recommends to the Board qualifications for committee membership, structure and operation; recommends to the Board directors to service on each committee; develops and recommends to the Board corporate governance policies and procedures; provides oversight with respect to corporate governance and ethical conduct; and leads the Board in its annual performance review. The Nominating and Corporate Governance Committee also oversees the Company’s succession planning. The Nominating and Corporate Governance Committee reviews and evaluates, at least annually, its performance under its charter. The Nominating and Corporate Governance Committee held four meetings during fiscal year 2013.

The members of the Nominating and Corporate Governance Committee are Messrs. Peacock (Chairman), Dries, Dunn and Graff. Each of Messrs. Peacock, Dries, Dunn and Graff is an independent director within the meaning of the NYSE’s listing standards.

In its role as the nominating body for the Board, the Nominating and Corporate Governance Committee recommends potential director candidates to the Board. In making its recommendations,

consistent with the Company’s Nominating and Corporate Governance Committee charter, the Nominating and Corporate Governance Committee considers members’ qualification as independent, as well as diversity, age, strategic and financial skills and experience in the context of the needs of the Board, as a whole. The Nominating and Corporate Governance Committee charter requires the selection of prospective Board members with personal and professional integrity, who have demonstrated appropriate ability and judgment and who the Nominating and Corporate Governance Committee believes will be effective, in conjunction with the other members of the Board, in collectively serving the long-term interests of the Company and its stockholders. Other than the foregoing, there are no stated minimum criteria for director nominees, and the Governance and Nomination Committee may also consider such other factors as it deems appropriate in the best interests of the Company and its stockholders. Other than the consideration of diversity as one of the factors to be considered in recommending a director nominee consistent with the Nominating and Corporate Governance Committee’s charter, the Nominating and Corporate Governance Committee does not have a policy specifically focused on diversity.

The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. If any Board member does not wish to continue in service or if the Nominating and Corporate Governance Committee or the Board decides not to nominate a member for re-election, then the Committee identifies the desired skills and experience in light of the criteria outlined above. The Nominating and Corporate Governance Committee then establishes potential director candidates from recommendations from the Board, senior management and stockholders.

Each of the members of the Board was chosen to be a director or nominee because the Board and the Nominating and Corporate Governance Committee believed that he had demonstrated leadership experience, specific industry or manufacturing experience and experience with capital market transactions. Every director holds or has held executive officer positions in organizations that have provided experience in management and leadership development. The Board and the Nominating and Corporate Governance Committee believes that these skills and qualifications combined with each director’s diverse background and ability to work in a positive and collegial fashion benefit the Company and the Company’s stockholders by creating a strong and effective Board. Set forth below are the conclusions reached by the Nominating and Corporate Governance Committee with respect to each member of the Board or nominee:

W. Nicholas Howley. As a cofounder of the Company, Mr. Howley brings to the Board an extensive understanding of the Company’s business. As the Chief Executive Officer of the Company since December 2005 and of TransDigm Inc. since December 2001, President of the Company from July 2003 until December 2005 and President of TransDigm Inc. from December 1998 through September 2005, Mr. Howley has played an integral role in the Company’s establishment and implementation of its core value drivers on an ongoing basis and in its rapid and strategic growth.

William Dries. As a certified public accountant and the former chief financial officer of two public companies, both engaged in manufacturing of highly engineered industrial products, and as director and audit committee member of another NYSE-listed public company, Mr. Dries’ finance background and public company experience is valuable to the Company and provides additional financial depth to the audit committee. Mr. Dries’ acquisitions and international experience is also beneficial to the Company.

Mervin Dunn. As former Chief Executive Officer of Commercial Vehicle Group, Mr. Dunn brings to the Board his extensive acquisition experience and experience with domestic and international management of an engineered product business, as well as his experience being the chief executive of a public company, all of which are useful to the Board.

Michael Graff. Mr. Graff brings to the Board a knowledge of acquisitions and capital market transactions, as well as significant public company board experience, both acquired through his position as a member and managing director of Warburg Pincus LLC and a general partner of Warburg Pincus & Co., private equity firms. Additionally, with his aerospace industry experience, including as the President of Business Aircraft of Bombardier and President and Chief Operating Officer of Bombardier Aerospace Group, and his previous management consulting background at McKinsey, Mr. Graff is valuable to the Company.

Sean Hennessy. As a certified public accountant and the chief financial officer of a public company engaged in manufacturing, Mr. Hennessy’s finance background and public company experience is valuable to the Company and critical for his service on the Company’s Board and as chair of its Audit Committee.

Douglas Peacock. As a cofounder of the Company and the retired Chief Executive Officer and Chairman of the Board of TransDigm Inc., and having a diverse and lengthy experience at the senior management level in a broad range of engineered products, Mr. Peacock brings to the Board an extensive understanding of the Company’s business and he plays an integral role in shaping the Company’s strategic direction.

Robert Small. Mr. Small brings to the Board a knowledge of acquisitions and capital market transactions, based on his years of experience in the private equity industry, as well as a breadth of board experience. Mr. Small is or has been a director of several of Berkshire’s portfolio companies, including having previously served as director of Hexcel Corporation, a composite materials producer primarily for aerospace applications, which is publicly traded on the New York Stock Exchange.

John Staer. Through December 31, 2013, Mr. Staer was the Chief Executive Officer of Satair A/S, a subsidiary of Airbus, and a distributor of aerospace products, including parts manufactured by subsidiaries of the Company. Mr. Staer is a valuable addition to the board of directors because of his industry experience, international experience (including extensively in Europe and the Pacific Rim), mergers and acquisitions experience and finance background.

The Nominating and Corporate Governance Committee will consider suggestions forwarded by stockholders to the Secretary of the Company concerning qualified candidates for election as directors. To recommend a prospective nominee for the Nominating and Corporate Governance Committee’s consideration, a stockholder may submit the candidate’s name and qualifications to the Company’s Secretary, Gregory Rufus, at the following address: TransDigm Group Incorporated, 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114 between November 4, 2014 and March 4, 2014. The Nominating and Corporate Governance Committee has not established specific minimum qualifications a candidate must have in order to be recommended to the Board of Directors. However, in determining qualifications for new directors, the Nominating and Corporate Governance Committee will consider potential members’ qualifications as independent under the NYSE’s listing standards, as well as diversity, age, skill and experience in the context of the needs of the Board of Directors. The Nominating and Corporate Governance Committee will consider potential Board candidates established from recommendations from stockholders and third parties, including management and current directors. The Nominating and Corporate Governance Committee may retain a Board search consultant to supplement potential Board candidates if it deems it advisable.

Audit Committee

The Audit Committee oversees a broad range of issues surrounding the Company’s accounting and financial reporting processes and audits of the Company’s financial statements. The Audit Committee (i) assists the Board of Directors in monitoring the integrity of the Company’s financial statements, compliance with legal and regulatory requirements, independent auditor’s qualifications and independence, and the performance of the Company’s internal audit function and independent auditors, (ii) assumes direct responsibility for the appointment, compensation, retention and oversight of the work of the Company’s independent auditors, (iii) provides a medium for consideration of matters relating to any audit issues, and (iv) prepares the Audit Committee report that the SEC rules require be included in the Company’s annual proxy statement. The Audit Committee reviews and evaluates, at least annually, its performance under its charter. The Audit Committee held eight meetings during fiscal year 2013.

The members of the Audit Committee are Messrs. Hennessy (Chairman), Dries, Peacock and Small. The composition of the Audit Committee complies with all applicable NYSE rules, including the requirement that at least one member of the Audit Committee have accounting or related financial management expertise. The Board has determined that Messrs. Hennessy and Dries are Audit Committee financial experts. See “Business Experience of Directors” for a description of Mr. Hennessy’s and Mr. Dries’ relevant financial experience. All of the Committee members are independent as such term is defined in Rule 10A-3(b)(1) under the Exchange Act and within the meaning of the NYSE’s listing standards.

Compensation Committee

The Compensation Committee discharges the responsibilities of the Board of Directors relating to compensation of the Company’s executives, oversees the Company’s compensation and employee benefit plans and practices, and produces the annual report that the SEC rules require be included in the Company’s annual proxy statement. The Compensation Committee has sole discretion concerning administration of the Company’s stock option plans, including selection of individuals to receive awards, types of awards, the terms and conditions of the awards and the time at which awards will be granted, other than awards to directors, which are approved by the full Board. The Compensation Committee reviews and evaluates, at least annually, the performance of the Compensation Committee and its members, including compliance of the Compensation Committee with its charter. The Compensation Committee held six meetings during fiscal year 2013.

The members of the Compensation Committee are Messrs. Graff (Chairman), Dunn, Hennessy and Small, each of whom is an independent director within the meaning of the NYSE’s listing standards. Specifically, the Board of Directors affirmatively determined that none of the Compensation Committee members has a relationship to the Company that is material to his ability to be independent from management in connection with his duties on the Compensation Committee.

Stockholder Communication with Board of Directors

Any stockholder or other interested party who desires to communicate with any of the members of the Company’s Board of Directors may do so electronically by sending an email to ir@transdigm.com. Alternatively, an individual may communicate with the members of the Board by writing to the Company, c/o Investor Relations, TransDigm Group Incorporated, 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114. Communications may be addressed to an individual director, a Board committee, the independent directors or the full Board of Directors. Communications received by Investor Relations will be distributed to the appropriate directors. Solicitations for the sale of merchandise, publications or services of any kind will not be forwarded to the directors.

EXECUTIVE COMPENSATION

Executive Compensation Discussion and Analysis

Compensation of the Company’s executive officers is determined by the Compensation Committee of the Board. The Compensation Committee is comprised of Messrs. Graff (Chair), Dunn, Hennessy and Small.

The Company was privately held until 2006. As a private equity portfolio company, management’s cash compensation was typically set below the median; however, management had an opportunity to earn significant additional performance-based compensation based on options/equity ownership in the Company. The Compensation Committee believes this ownership mentality contributes significantly to incentivize and motivate management to create stockholder value and has therefore continued to focus on compensation through performance-based equity targeted to vest at or above high-performing private equity funds. Specifically, this compensation philosophy aligns management and stockholders, with management focused on the most appropriate mix of long-term growth of the Company, creation of value through increasing EBITDA and cash generation and return of capital to stockholders. Because of the opportunity to realize a significant appreciation in the Company’s equity value via growth or special dividends, the Compensation Committee has historically provided, and intends to continue to provide, executives with cash compensation below the median cash compensation in the marketplace based on the Compensation Committee’s knowledge of compensation practices within the industry and publicly available information.

The Compensation Committee has overall responsibility for establishing, implementing, and monitoring the executive compensation program for executive officers and operating unit presidents. Salary and bonus amounts, as well as option awards, for all officers other than Mr. Howley are recommended by Mr. Howley to the Compensation Committee for its approval. The Compensation Committee reviews Mr. Howley’s recommendations in light of each operating unit’s proposed budget and annual plan and each officer’s performance evaluations and ultimately determines the salary, bonus and option award, if applicable. With respect to Mr. Howley’s salary and bonus, the Compensation Committee determines it without his input. Generally, individual performance, market conditions and other factors are considered in determining compensation. The Compensation Committee generally does not consider the tax or accounting treatment of items of compensation in structuring its compensation packages, except that the Compensation Committee makes an effort to ensure that any deferred compensation is compliant with Section 409A of the Internal Revenue Code.

Executive Summary

Financial Performance and Highlights

As background, fiscal 2012 was a very good year for the Company. Fiscal 2012 net sales rose 41%, net income from continuing operations rose 114% and EBITDA rose 37%. Fiscal 2012 net earnings per share rose 88% to $5.97 per share. Intrinsic value on a fully diluted basis—meaning a multiple of EBITDA less net debt divided by fully diluted shares, which is the manner in which the Company measures its performance for purposes of option vesting—rose 50.5% during fiscal 2012, and the market value of the Company’s stock rose sharply. It was this performance that was considered in setting calendar year 2013 salaries. It was also this performance that contributed to the declaration and payment to stockholders of a dividend of $12.85 per share in October 2012, the first month of fiscal 2013, which resulted in the payment of dividend equivalent payments to all participants with vested performance-based options in the Company’s option plans.

Fiscal 2013 was also a very good year for the Company. Set forth below are highlights of 2013 performance that impacted the Compensation Committee’s decisions. It was this performance that was considered in making compensation decisions, including discretionary bonuses, relating to 2013 performance. It was also this performance that contributed to the declaration and payment to stockholders of a dividend of $22.00 per share in July 2013, which resulted in the payment of dividend equivalent payments to all participants in the Company’s option plans.

•	The Company declared and paid two special dividends to its stockholders for a total of $34.85 per share, or an aggregate $1.8 billion in return to the stockholders.

•	Fiscal 2013 net sales rose 13.2% to $1.9 billion.

•	Fiscal 2013 adjusted net income, excluding expenses related to the dividends, non-cash stock compensation, acquisitions, refinancing and other non-recurring charges, rose 5.7% to $380 million

•	Fiscal 2013 “EBITDA As Defined” rose 11.3% to $900 million.

•	The Company completed three proprietary aerospace acquisitions for approximately $475 million.

•

In fiscal 2013, the Company significantly outperformed the S&P Midcap 400 and the S&P Midcap 400 S&P Aerospace & Defense indices over fiscal 2013, as well as over a five-year period, as demonstrated in the graph on the following page. Total stockholder return over the five-year period was 429%.

The Company’s long-term performance has been excellent and has resulted in outstanding returns to stockholders. As shown in the graph above, the Company’s five-year total stockholder return significantly exceeds its peers. Part of this return reflects the payment to its stockholders of $34.85 per share in dividends in fiscal 2013, or $42.50 per share in dividend payments to stockholders over the five-year period, for an aggregate $2.2 billion return to stockholders over the five-year period. In addition, the Company has significantly outperformed private equity returns, the measure by which the Company evaluates its own performance and that of its management.

The Board of Directors commended the management team’s leadership in the Company’s performing well as compared to its peers in a soft market while continuing to pursue the Company’s long-term value drivers. The Compensation Committee believes that the Company’s activities in 2013 created significant value for Company stockholders during 2013 and in the long-term.

Fiscal 2013 compensation for our executive officers was very high—driven by dividend equivalent payments (DEPs) on performance-based vested options, accompanying the aforementioned dividends to stockholders, as well as a biennial performance-based option grant to our executive officers. As the chart below demonstrates, while the compensation was high in terms of magnitude, it was comprised almost entirely of performance-based pay (i.e., bonus, options and dividend equivalents), aligning our management and our stockholders. As demonstrated by the chart below, our Chief Executive Officer’s pay was comprised of 2% salary and perquisites, 2% performance-based bonus, 25% performance-based option grants, and 71% dividend equivalent payments made on vested performance-based options.

2013 Compensation Snapshot

Compensation to named executive officers was uncharacteristically high in 2013, caused primarily by (1) the extraordinary return to stockholders in the form of dividends to stockholders aggregating $34.85 per share, in which all optionholders participated by way of dividend equivalent payments made on vested performance-based options, and (2) the “saw-tooth” biennial option granting pattern of the Company described below.

Consistent with past years, salary and bonus were a small portion of total compensation—and are generally targeted at about 15% below the 50th percentile of the Company’s peers. Also consistent with past years and as depicted on the pie chart on the previous page, performance-based compensation—that being a performance-based bonus, the grant of performance-based options and the payment of dividend equivalents on performance-based options—was the largest piece of total compensation.

2013 Compensation Committee Actions

The Compensation Committee took routine actions during 2013, including granting options and certain amendments to options agreements arising out of those new option grants and approving annual salaries and bonuses, consistent with the past practices. Additionally, the Compensation Committee took the following actions:

Elimination of 280G Gross Ups

In fiscal 2013, the Compensation Committee approved the elimination of excise tax (i.e., 280G) gross-ups in all future option awards. Options granted in November 2012, including those to executive officers, did not include any such gross-ups. Only 10 individuals have unvested pre-existing awards outstanding that include 280G gross-ups, none of whom are named executive officers in 2013. 280G gross-ups will become less significant as the outstanding options vest, with all such gross-ups being eliminated no later than fiscal 2016. The employment agreements with the executive officers do not include any gross-up provisions.

Elimination of Perquisites

Effective for fiscal 2013, the Compensation Committee eliminated perquisites—those being company-paid automobiles, country club memberships and, for Mr. Howley, tax planning services—for executive officers and operating unit presidents and the employment agreements of executive officers were amended accordingly. Mr. Howley’s airplane use terminated effective December 31, 2013.

Elimination of “Market Sweep” Provisions in Future Awards

Prior to fiscal 2013, in addition to vesting based on operational targets, performance-based options had a market-based vesting feature (or “market sweep”) that allowed the options to accelerate upon the achievement of a certain market return. For options granted commencing in fiscal 2013, including those granted in November 2012 to executive officers, the market sweep was eliminated. Instead, the options have an alternative market based vesting feature (described in further detail below) but vesting of the options will not accelerate as compared to their original vesting schedule.

Amendments to Performance Vesting Targets in light of Dividends Paid

In October 2012 and July 2013, the Company paid special dividends of $12.85 per share and $22.00 per share to its stockholders. Accordingly, in order to retain the same 17.5% internal rate of return target with no diminution of performance requirement and consistent with past practice, the Compensation Committee adjusted the targets of outstanding options and the market sweep price of the options granted in 2012, in each case to take into account the earlier return of capital. The adjustments were appropriate and necessary because if a portion of the investment is returned early via special dividend or return of capital the subsequent years’ targets must be adjusted to reflect the revised capital structure (i.e., debt incurred to pay the dividend) and maintain the same performance requirements. Adjustment of the targets did not make the targets any easier to achieve but rather maintained the existing targets. The Company engaged an independent accounting firm to verify the calculations in connection with the latest adjustment approved.

Amendments to Executive Options to Provide for Continued Vesting on Retirement

Because the options are meant to reward performance over the long-term (five years), the option agreements for executive officers provide for pro rata continued vesting if the executive officer’s employment terminates for reasons other than voluntary resignation. Retirement was added to the list of events triggering such continued vesting by amendment of the Compensation Committee in November 2012.

Objectives of the Executive Compensation Program

The Compensation Committee’s primary goal in determining executive compensation is to provide a competitive total compensation package that enables the Company to attract and retain qualified executives and create a strong incentive to increase the Company’s equity value. In light of this goal, the Compensation Committee compensates executive officers based on their responsibilities and the Company’s performance. The primary components of the Company’s executive compensation program are base salaries, discretionary bonuses and performance-based options and related dividend equivalent payments, although the program is heavily weighted towards performance-based options and related dividend equivalents. In fact, in 2013, 98% of the CEO’s compensation came from performance-based elements (a performance-based bonus, the grant of options and the payment of dividend equivalents related to vested performance-based options).

Each element of the executive compensation program is discussed below.

Elements of the Executive Compensation Program

Equity Based Incentives

Performance-Based Stock Options

The Compensation Committee intends that the largest portion of management’s potential earnings be based on stockholder return, either through share price appreciation or dividend payments. The Compensation Committee believes that performance-based stock option grants are, and will continue to be, a valuable motivating tool and provide a long-term incentive to management. Performance-based stock option grants reinforce the long-term goal of increasing stockholder value and yielding returns comparable to or higher than well-performing private equity funds by aligning the interests of the Company’s stockholders and management. The Company only grants options that vest upon performance targets and does not grant options that merely vest based on the passage of time.

The Compensation Committee does not make annual grants of options to employees. Rather, it grants options that vest over five years in connection with hirings, promotions and the assumption of increased responsibilities. Thereafter, unless there has been an intervening five-year award because of a promotion or assumption of increased responsibility, biennial extension awards that vest in the fourth and fifth year following the award are granted for retention purposes. These grants are generally made in the third year of vesting under the initial award so that the employee always has four or five years of option vesting in front of him or her in order to promote maximizing long-term value. To illustrate, options are typically awarded as follows:

For the named executive officers, the pattern of option awards means that the annual compensation in the Summary Compensation Table will increase and decrease biennially in a “saw-tooth” manner as demonstrated below:

Company stock options vest based on the achievement of specific performance-based targets. Initial options vest annually over five years based on the achievement of annual targets and two-year extension options vest up to 50% in the fourth fiscal year after the grant and up to 50% in the fifth year after the grant based on the achievement of performance targets. Through these performance-based options with five year performance periods, the Compensation Committee believes it has optimized management incentive to drive stockholder value creation over the long term and appropriately linked compensation with Company performance.

At the time of grant, per share targets representing an intrinsic share price, as described below, are set by taking the prior year’s annual operational performance and growing such amount by 10% and 17.5%, respectively, to establish the minimum and maximum targets. Targets are thus robust, requiring 17.5% compound annual growth from the most recently completed year for maximum vesting. Targets were set with a 17.5% compound annual growth rate in an effort to achieve growth at or above the long-term returns of top performing private equity funds, with the hope that market growth will reflect the Company’s intrinsic growth. This is consistent with the Company’s objective of providing stockholders with returns at or above those of well-performing private equity funds. Set forth below is a chart showing the Company’s targeted compound annual growth, as compared to average returns of private equity funds:

Targets allow for minimum vesting if growth in the Company’s performance equals or exceeds 10% per year and maximum vesting if growth equals or exceeds 17.5% per year. In other words, as demonstrated in the chart below, the intrinsic share price must grow at a compound annual growth rate of 10% for any vesting to even occur at all; for 100% vesting, the intrinsic share price must grow at a compound annual growth rate of 17.5%. This, of course, is solely for the options to vest. In order to realize any value, the optionholder must then exercise and sell in the open market. The Compensation Committee believes these required returns are robust, but achievable and in line with the Company’s internal expectations to exceed the top quartile of private equity funds. If these returns are achieved, both investors and management benefit significantly.

Annual targets are calculated based on a ratio of (a) the excess of (i) the product of EBITDA (as defined in the Company’s credit agreement) and an acquisition-weighted market multiple over (ii) net debt to (b) the Company’s number of diluted shares as of such date based on the treasury stock method of accounting (the “operational performance per diluted share”). The targets are adjusted for dividends. To simplify, option targets and vesting are basically calculated as follows:

Annual operating performance, as reflected above, takes into consideration the following:

•	growth in EBITDA

•	management of capital structure

•	cash generation

•	acquisition performance; and

•	the impact of option dilution on common shares outstanding.

The Company uses growth in intrinsic value of its equity as the performance-based metric for a number of reasons:

1.	It focuses management on the fundamentals of stockholder value creation— i.e., EBITDA, cash generation, capital structure management and return of capital, as appropriate.

2.	This is the basic private equity formula for value that the senior and operational management team has focused on achieving since its inception since 1993.

3.	Over the long term, the Compensation Committee believes that market value will generally follow intrinsic value.

As described above, the Company’s long-term objective is to give its stockholders well performing private equity like returns. The Company believes that this metric aligns management with that goal. In order to get to 17.5% growth, the Company needs to focus on its underlying operations, capital structure and utilization and growth through acquisitions. Generally and on average, the Company plans to achieve our growth target as follows:

The Compensation Committee believes this option target performance criteria, taking into account many aspects of the Company’s performance without focusing on a single measure, is unique—eliminating the need for several different metrics—and reaches a uniquely high level of pay-for-performance alignment by emphasizing long-term stockholder value.

Specifically, historical and future targets under the option plan, and actual performance through fiscal 2013, are set forth in the table below. Targets are set, and options vest, over five year periods. The few years in which our actual performance has far exceeded our option targets followed significant well-performing acquisitions, such as our acquisitions of McKechnie for $1.3 billion in the beginning of fiscal 2011 and of AmSafe for $750 million in the middle of fiscal 2012 (in addition to the other $382 million of acquisitions in fiscal 2011 and $118 million of acquisitions in fiscal 2012).

Targets have been adjusted for the $2.2 billion aggregate ($42.50 per share) dividends paid to stockholders over the performance periods. The adjustments were appropriate and necessary to account for the early return to stockholders because if a portion of the investment is returned early via special dividend or return of capital, the subsequent years’ targets must be adjusted to reflect the revised capital structure and maintain the same IRR-based performance requirements. Adjustment of the targets did not make the targets any easier to achieve but rather maintained the IRR targets.

If the annual performance per share exceeds the maximum target in an applicable year, such excess may be treated as having been achieved in the following two fiscal years and/or the prior two fiscal years (without duplication) if less than the full amount of options would otherwise have vested for such years. This allows management to focus on long-term value without having to make short-term decisions to maximize vesting in a particular year. The Compensation Committee believes this feature acts similarly to long-term incentive plans that take into account performance over a multi-year period. The Compensation Committee also believes this plan feature mitigates compensation risk, because if performance were measured in only one-year “snap-shot” increments, management could be incentivized to sacrifice longer term goals to achieve vesting in the short term.

The Company’s long-term performance has been outstanding. Over five years, the Company has exceeded its goal to achieve an intrinsic compound annual growth rate of 17.5% and has met or exceeded its option targets in four of the last five years. In that same period, total stockholder return has been 429%.

In addition to vesting based on operational targets, in the event of a change in control, performance vesting options become fully vested. Further, certain unvested options have the following market-based vesting features:

•

options that were granted in fiscal 2012 will accelerate and become fully vested if the closing price of the Company’s common stock on the New York Stock Exchange exceeds $135.15 per share on any 60 trading days during any consecutive 12-month period commencing two years after the date of grant (this market price was adjusted by the Compensation Committee in fiscal 2013 to take into account the $34.85 per share in total special dividends paid to stockholders during the year); and

•

for options granted commencing in fiscal 2013, the options have an alternate market-based performance measurement, such that if, beginning in the second fiscal year following the date of grant, the price of the Company’s common stock on the New York Stock Exchange exceeds two times the exercise price of the options, less dividends paid since the date of grant, then, to the extent that the options did not otherwise vest in accordance with their terms, the options may vest 50% in the fourth fiscal year from the date of grant and 50% in the fifth fiscal year from the date of grant (or if such market price is achieved in the fifth year, 100% may vest in the fifth fiscal year); but vesting of the options will not accelerate as compared to their original vesting schedule.

Option agreements for executive officers provide that if the officer’s employment terminates by reason of death, disability, without cause, for good reason or retirement, vesting of the options will continue after termination generally as follows:

•	if the termination is in the second fiscal year after the grant date, 20% of the remaining options will continue to vest in accordance with their terms;

•	if the termination is in the third fiscal year after the grant date, 40% of the remaining options will continue to vest in accordance with their terms;

•	if the termination is in the fourth fiscal year after the grant date, 60% of the remaining options will continue to vest in accordance with their terms;

•	if the termination is in the fifth fiscal year after the grant date, 80% of the remaining options will continue to vest in accordance with their terms; and

•	if the termination is after the fifth fiscal year after the grant date, 100% of the remaining options will continue to vest in accordance with their terms.

Option agreements for certain holders of unvested options, currently totaling 10 (none of whom are named executive officers in 2013), include a provision to gross up any payments that would be deemed to be “excess parachute payments” under Section 280G of the Internal Revenue Code in connection with the acceleration of options upon a change in control. In fiscal 2013, the Compensation Committee approved the elimination of excise tax (i.e., 280G) gross-ups in all future option awards. Options granted in fiscal 2013 did not include any such gross-ups. 280G gross-ups contained in existing awards remain outstanding, but will become less significant as the outstanding options vest, with all such gross-ups being eliminated no later than fiscal 2016.

Options are granted generally at regularly scheduled board meetings during November through April. Because all options vest based on performance criteria and vesting occurs at the end of each fiscal year, grants for any new hire or promoted employee who would otherwise receive a grant after April in any year are deferred until November.

Options to purchase 1,027,425 shares of common stock were granted under the program in fiscal 2013. The number of shares subject to the option plan is 8,119,668 shares, of which 2,301,250 shares remained available for granting under the plan as of September 30, 2013.

For more information regarding the aggregate options held by and granted to the named executive officers, please refer to the tables on pages 33 through 35.

Dividend Equivalent Rights

Consistent with its private equity compensation philosophy and in order to closely align management and stockholder interests in all aspects of the Company’s operations and capital structure, the Company has had in place for many years dividend equivalent plans that provide optionholders the right to receive dividend equivalent payments if the Company declares a dividend on its common stock. Dividend equivalent payments are only made on performance vested options after the performance criteria has been met and the options have vested.

The Company does not have a policy of paying regular dividends and only does so based on availability of cash or borrowing capacity, outlook for acquisitions and other operating needs, favorable capital market conditions, and the availability of surplus under applicable law as well as certain operating performance covenants under its credit facilities. In order to receive dividend equivalent payments, options must vest in accordance with the applicable performance criteria, as well as having a sufficient liquidity position to pay the dividend as described in the preceding sentence. Therefore, the Compensation Committee views dividend equivalents as performance-based compensation.

Dividend equivalents are commonly used by public companies that compensate employees through restricted stock units or similar types of equity. The Company believes that dividend equivalents are equally appropriate in the case of options in order to preserve equity-based incentives intended by the Company at the time of award and to treat optionholders and stockholders consistently. In fact, dividend equivalents are very commonly used in conjunction with options in the private equity context and it is a private equity compensation model on which the Company has based its equity-based compensation program. While regular dividends are presumably built into a public company’s market price, extraordinary dividends are not so reflected in the market price. In fact, the market price is generally adjusted downward by the amount of the dividend at the payment date. It is because of the Company’s dividend policy to return capital to stockholders in the form of extraordinary—and unpredictable—dividends that dividend equivalents are critical to the Company’s compensation program. The payment of dividends is directly reflective of management’s ability to generate significant free cash flow and credit market support. Failure to align management and stockholders could create incentives for management to deploy cash flow and utilize borrowing capacity in a manner other than the return of capital in the form of extraordinary dividends, which might not be in the best interests of stockholders. Further, management may be incentivized to seek short-term market gains rather than focusing on long-term equity value and stockholder returns. Dividend equivalents align management with the stockholders to permit the best allocation of capital resources and incentivize long-term share value growth.

Optionholders who hold vested stock options at the time a dividend is paid will receive a cash dividend equivalent payment equal to the amount that he or she would otherwise have been entitled to receive had his or her vested stock option been exercised immediately prior to payment of the dividend. Optionholders who hold unvested stock options may receive a cash dividend equivalent payment equal to the amount he or she would otherwise have been entitled to receive had his or her unvested stock option been vested and exercised immediately prior to payment of the dividend, but only if and when such stock option vests pursuant to its terms. The Company believes that it has structured dividend equivalent payments under the Company’s dividend equivalent plans such that they are not subject to any excise tax under Section 409A of the Internal Revenue Code.

Based on the payment of $1.8 billion aggregate dividends to stockholders in fiscal 2013 (and a $375 million aggregate dividend to stockholders in fiscal 2010) and the vesting of outstanding options, in fiscal 2013, Messrs. Howley, Rufus, Laubenthal, Henderson and Iversen received $3,366,000, $631,125, $904,613, $736,313 and $252,450, respectively, in dividend equivalent payments relating to the $7.65 special dividend declared in October 2009; $17,645,196, $3,596,972, $7,030,243, $3,998,252 and $2,793,693, respectively, in dividend equivalent payments relating to the $12.85 special dividend declared in October 2012; and $24,860,000, $6,048,240, $11,868,560, $6,268,240 and $4,950,000, respectively, in dividend equivalent payments relating to the $22.00 special dividend declared in July 2013.

Stock Ownership Guidelines

Consistent with its private equity compensation philosophy, the Company requires management to maintain a significant investment in the Company. Therefore, during their employment, all of the Company’s existing optionholders are required to maintain ownership of a minimum value of stock or vested options. In general, the holding requirements, which are specific for each individual, require optionholders to retain shares or in-the-money vested options with significant value. Specifically, Mr. Howley is required to maintain shares or in-the-money vested options with a value of $9,500,000 and Messrs. Rufus, Laubenthal, Henderson and Iversen are required to maintain shares or in-the-money vested options with a value of $2,000,000, $4,000,000, $2,500,000 and $1,750,000, respectively. As the table on page 34 demonstrates, the named executive officers hold options with values significantly in excess of their retention requirements and in fact, hold, on average, in excess of 91% of the unexpired vested options granted to them.

New optionholders have five years to meet their holding requirements. If a holding requirement has been met but is no longer met because of a decline in value of the Company’s common stock, the optionholder will have three years to come back into compliance with the holding requirement.

No director or employee is permitted to engage in short sales of Company stock or transact in any way in publicly traded options of Company stock. The Company discourages hedging and pledging of Company common stock. Hedging of Company stock requires approval of the Chief Financial Officer or the Chief Executive Officer. No director or employee of the Company has ever sought approval for any hedging activity. No director or employee is permitted to pledge Company stock or options as collateral or hold such securities in a margin account, except that upon approval from the Chief Financial Officer or the Chief Executive Officer an employee or director may pledge Company securities as collateral for a loan other than margin debt if he or she clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. No director or employee of the Company has ever sought approval for any such pledges.

Base Salary

The Company’s philosophy is to pay base salaries at a level less than similarly situated companies, preferring instead to compensate officers through performance-based equity. Specifically, the Company aims to pay cash compensation to executives at approximately 15% below the 50th percentile of the Company’s peers. Cash compensation for executive officers in fiscal 2013 was determined with reference to the executives’ experience, the Company’s past practice, individual performance and the survey described in the following paragraph.

The Compensation Committee periodically engages an independent consultant to survey the Company’s peers’ cash compensation. Most recently, the Compensation Committee engaged Meridian Compensation Partners, LLC to do a cash compensation survey in June 2012. Meridian did not provide any services to the Company, other than compensation consulting services provided to the Compensation Committee. In its survey Meridian reviewed surveys of human resource consulting firms, as well as proxies of two different peer groups—a peer group established by Meridian based on enterprise or market value and a peer group previously used by ISS Proxy Advisory Services based on Global Industry Classification Standard code and revenue. In determining cash compensation for executives for 2013, the Compensation Committee averaged the Meridian, or market value peers, and ISS, or revenue peers, data.

The market value peer group included:	The revenue peer group included:

Ametek, Inc.

BorgWarner Inc.

Flowserve Corporation

Garmin Ltd.

Genuine Parts Company

Goodrich Corp.

Harris Corporation

Illumina, Inc.

ITT Corporation

L-3 Communications Holdings, Inc.

Rockwell Automation, Inc.
Rockwell Collins, Inc.

Roper Industries, Inc.
Textron Inc.

TRW Automotive Holdings Corp

Waters Corporation.

AAR Corp.

Barnes Group Inc.

BE Aerospace, Inc.

Cubic Corporation

Curtiss-Wright Corporation

Esterline Technologies Corporation

GATX Corporation

GrafTech International Ltd.

HEICO Corporation

Hexcel Corporation

Moog Inc.

Nordson Corporation

Orbital Sciences Corporation

Teledyne Technologies Incorporated

Consistent with the factors annually considered by the Compensation Committee, the Compensation Committee determined that, effective January 1, 2013, the base salaries of the named executive officers, namely, Messrs. W. Nicholas Howley, Gregory Rufus, Raymond Laubenthal, Robert Henderson and Bernt Iversen should be $1,000,000, $482,500, $600,000, $430,000 and $385,000 per year, respectively.

Annual Incentives

The Compensation Committee has adopted a performance-based bonus program for corporate officers. Target bonus amounts are based on a percentage of the officer’s salary per their respective employment agreements. Actual awards are determined at the Compensation Committee’s discretion. Factors considered by the Compensation Committee in establishing awards generally include, but are not limited to:

•	Financial performance. Financial performance measures are based primarily on Company EBITDA as defined in the Company’s credit agreement and return on investment.

•

Corporate performance. Corporate performance subjectively evaluates the overall performance of the Company during the year, taking into account a range of factors that impacted the Company’s performance. It is not intended to be a numerical weighting of factors. Items considered in evaluating the Company’s corporate performance generally include, but are not limited to:

•	degree of difficulty in the business plan, the market environment and general operating conditions

•	performance against the Company’s value creation goals

•	specific organization or department-wide achievements, efforts or problems

•	other factors unique to the business or the overall environment

•

Individual performance. Individual performance subjectively evaluates the performance of the individual officer taking into account a range of factors. Like the corporate performance, it is not intended to be a numerical weighting of factors. Items considered in evaluating individual performance generally include, but are not limited to:

•	the degree of difficulty and effectiveness in performing the officer’s job given the overall market environment, operating conditions and flexibility and responsiveness required

•	performance by the officer in implementing the Company’s value drivers

•	exhibiting a clear pattern of open, honest and regular communication within the Company and, if applicable, investors and the board of directors

•	engaging in effective succession planning and organizational development

•

performance in the specific requirements of the officer’s job, including awareness and compliance with both specific Company policies and applicable laws and regulations, or, in the case of Mr. Howley, support, maintenance and regular evaluation of the effectiveness of the Company’s long-term value focused strategy, including business scope, organization structure, value driver focus and acquisition activity

•	other factors unique to the specific job or the overall environment.

The target bonuses for Mr. Rufus, Mr. Henderson and Mr. Iversen were set at 65% of their respective annual salaries or, in dollars, $313,625, $279,500 and $250,250, respectively. The target bonus for Mr. Laubenthal was set at 80% of his annual salary, or $480,000.

In 2013, the Company’s performance fell short of its internal business plan. However, the Compensation Committee noted that the Company performed well in a softening commercial aerospace market, including doing well in all three of the Company’s value drivers, that the Company integrated a number of operating units with minimal disruption, and that the Company completed three acquisitions, completed $4.3 billion of financings and paid $34.85 per share of dividends to stockholders. Based on the foregoing and the Compensation Committee’s evaluation of the individual performances of Mr. Rufus, Mr. Laubenthal, Mr. Henderson and Mr. Iversen, the Compensation Committee determined that:

•

Mr. Rufus should be awarded a bonus of $330,000 for fiscal 2013, or 105% of his target bonus. The increase in Mr. Rufus’ bonus over his target bonus was, among other factors, attributable to the observations that the areas under Mr. Rufus’ responsibility operated well in 2013 and financial statements and internal and public reporting were timely and accurate, in each case even with a high degree of change and activity, the Company undertook significant refinancing activity under Mr. Rufus’ direction and Mr. Rufus did well hiring and developing talented employees.

•

Mr. Laubenthal should be awarded a bonus of $530,000 for fiscal 2013, or 110% of his target bonus. The increase in Mr. Laubenthal’s bonus over his target bonus was, among other factors, attributable to the observations that Mr. Laubenthal was a leader and strong contributor to the Company’s performance, including being instrumental in the integration of businesses acquired in 2012 and 2013, that he has good operating judgment and is highly value driven, that he did a good job with employee succession and that he developed and implemented valuable training regarding the Company’s value drivers.

•

Mr. Henderson should be awarded a bonus of $320,000 for fiscal 2013, or 114% of his target bonus. The increase in Mr. Henderson’s bonus over his target bonus was, among other factors, attributable to the observations that the majority of operating units under Mr. Henderson’s supervision had above plan financial results and acquisition integration efforts at Arkwin and Whippany went better than expected. The Compensation Committee noted that Mr. Henderson’s leadership guided the good results of the operating units, that he continued to foster employee development, especially at new acquisitions, and that he is a solid contributor who proactively manages during periods of change and is value driven with good judgment.

•

Mr. Iversen should be awarded a bonus of $265,000 for fiscal 2013, or 106% of his target bonus. The increase in Mr. Iversen’s bonus over his target bonus was, among other factors, attributable to the observations that Mr. Iversen enhanced the mergers and acquisitions function, with a good ability to implement value initially and assess management of acquired businesses.

For 2013, Mr. Howley’s target bonus was set at 124% of his annual salary or, in dollars, $1,240,000. The Compensation Committee evaluated Mr. Howley’s achieved performance, including the factors set forth above, and concluded that Mr. Howley’s leadership has been integral to the delivery of stockholder value and growth for the Company, both organically and through acquisitions, and that Mr. Howley does a good job at developing the Company’s leadership team for the future. Based on the foregoing, the Compensation Committee determined that Mr. Howley should be awarded a bonus of $1,240,000 for fiscal 2013, or 100% of his target bonus.

Perquisites

In fiscal 2013 the Compensation Committee eliminated perquisites (i.e., country club dues and automobiles and, for Mr. Howley, financial planning services) for executive officers and business unit presidents. Mr. Howley’s use of the corporate aircraft terminated effective December 31, 2013 pursuant to his employment agreement.

Employment Agreements

The Company entered into an employment agreement with Mr. Howley in connection with the leveraged buyout of the Company in 2003. That employment agreement was negotiated on behalf of the Company by its private equity investor. That agreement was set to expire in July 2008. The Company and Mr. Howley have since entered into amended and restated employment agreements, most recently in February 2011, as amended effective October 1, 2012.

Prior to the Company’s initial public offering, in November 2005, the Company entered into a similar employment agreement with Messrs. Rufus and Laubenthal to ensure their continuity with the Company. Those agreements were amended effective February 2011 and again effective October 1, 2012. In addition, the Company entered into similar employment agreements with Messrs. Henderson and Iversen in February 2011 to ensure their continuity with the Company as well, each of which was amended effective October 1, 2012.

For a description of the employment agreements, see “Employment Agreements” below.

Severance

All of the Company’s executive officers have severance provisions in their employment agreements, as described below.

Consideration of Say-On-Pay Advisory Vote

At the Company’s 2011 annual meeting, approximately 98% of the votes cast on the Say on Pay proposal were voted in support of the advisory vote on the compensation of the Company’s named executive officers.

At the Company’s 2012 annual meeting, approximately 56% of the votes cast on the proposal were voted in support of the advisory vote on the compensation of the Company’s named executive officers. In light of the results of the Company’s Say-On-Pay vote in 2012, the Compensation Committee engaged Meridian Compensation Partners to consult with it regarding issues related to the Say-On-Pay vote and asked management to reach out to investors to discuss the Company’s pay practices. Management discussed the Company’s compensation practices with at least 76 representatives of 41 of the Company’s stockholders, representing over half of the Company’s voting power. Of the 76 persons with whom the Company spoke, 65 were portfolio managers or analysts and 11 were governance specialists.

The 65 managers and analysts with whom the Company spoke represented 38 stockholders representing 49% of the Company’s shares. Managers and analysts, who make investment decisions regarding the Company’s stock, were nearly unanimously in favor of the Company’s compensation practices and thought very favorably of the performance aspect of the Company’s compensation policies. The 11 governance specialists with whom the Company spoke represented seven stockholders representing 16% of the Company’s shares. The governance specialists with whom the Company spoke were also generally in favor of the Company’s compensation as a whole; however, some of them had specific practices they did not like. Particularly, governance specialists at three of the seven stockholders were opposed to 280G gross ups. The Company believes many of the governance specialists relied heavily on the recommendations of proxy advisory firms in their assessments of Say-On-Pay. The governance specialists noted the Company’s unique compensation structure based on its history as a private equity portfolio company and suggested that additional compensation disclosure would be beneficial to better understand the Company’s pay practices. In response, disclosure regarding the Company’s pay practices was expanded in 2013 and significantly further expanded in this proxy statement.

At the Company’s 2013 annual meeting, approximately 97% of the votes cast on the Say on Pay proposal were voted in support of the advisory vote on the compensation of the Company’s named executive officers.

Since the 2013 annual meeting, the Company has continued its dialogue with stockholders regarding compensation practices. The Company once again engaged Meridian Compensation Partners and Alliance Advisors to consult with the Company regarding its Say-on-Pay vote and together, the Company and its advisers devised a stockholder outreach plan specific to compensation issues. The intention of the outreach plan was to educate stockholders on the nuances of the Company’s pay for performance compensation plan, to clarify any questions regarding the Company’s compensation practices and to address the magnitude of performance-related pay in fiscal 2013. As part of the plan, the Company spoke with over 40 representatives of 24 of the Company’s stockholders, representing approximately 40% of the Company’s voting power. Seven of the representatives were governance specialists, with the balance comprised of portfolio managers or analysts. In response to the stockholder outreach conducted over the past two years, disclosure regarding the Company’s pay practices has been significantly expanded.

Other than the elimination of the 280G gross-ups, the Company has not significantly changed its pay practices as compared to previous years. Variations in compensation, as reported in the Summary Compensation Table, are caused primarily by (1) the “saw-tooth” biennial option granting pattern of the Company described above and (2) in fiscal 2013, the extraordinary return to stockholders in the form of dividends aggregating $34.85 per share, in which all optionholders participate by way of dividend equivalent payments paid on performance-vested options.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis set forth above. Based on the review and discussions noted above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

Compensation Committee

Michael Graff, Chairman

Mervin Dunn

Sean Hennessy

Robert Small

Compensation Committee Interlocks And Insider Participation

Messrs. Graff, Dunn, Hennessy and Small comprise the Compensation Committee. There are no Compensation Committee interlocks.

Compensation Risk

The Compensation Committee has reviewed and evaluated the incentive compensation policies and practices that cover all employees. On the basis of that review, the Company does not believe that its compensation policies and practices pose risks that are reasonably likely to have a material adverse effect on the Company.

Summary Compensation Table

The following information is set forth with respect to the Company’s Chief Executive Officer, Chief Financial Officer and the Company’s other three most highly compensated executive officers, each of whom was serving as an executive officer at September 30, 2013 (the “named executive officers”).

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
W. Nicholas Howley,	2013	973,375	1,240,000	15,879,500	46,121,781	64,214,656
Chairman and Chief Executive Officer	2012	841,250	1,200,000	—	1,265,041	3,306,291
	2011	690,000	1,000,000	17,855,610	1,119,536	20,665,146
Gregory Rufus,	2013	470,250	330,000	3,629,600	10,291,086	14,720,936
Executive Vice	2012	410,000	330,000	—	235,969	975,969
President, Chief Financial	2011	362,083	280,000	2,800,880	201,180	3,644,143
Officer and Secretary
Raymond Laubenthal,	2013	584,625	530,000	4,877,275	19,818,374	25,810,274
President and Chief Operating Officer	2012	528,875	550,000	—	299,827	1,378,702
	2011	455,833	500,000	4,551,430	254,066	5,761,329
Robert Henderson,	2013	420,875	320,000	3,062,475	11,018,446	14,821,796
Executive Vice President	2012	386,375	330,000	—	239,420	955,795
	2011	329,375	250,000	2,800,880	207,585	3,587,840
Bernt Iversen II,	2013	377,125	265,000	2,949,050	8,109,095	11,700,270
Executive Vice President	2012	342,675	250,000	—	104,256	696,881
	2011	260,000	201,500	3,755,115	86,436	4,303,051

(1)	The amount reported represents the grant date fair value of stock options awarded during the applicable fiscal year under the Company’s Stock Incentive Plan. See Note 16 of Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal year 2013 for information on the grant date fair value of awards and a description of the assumptions used in that computation.

(2)	Amounts shown for Mr. Howley include $3,366,000 in dividend equivalent payments on vested options relating to the $7.65 dividend declared in October 2009, $17,645,196 in dividend equivalent payments on vested options relating to the $12.85 dividend declared in October 2012 and $24,860,000 in dividend equivalent payments on vested options relating to the $22.00 dividend declared in July 2013. The amounts also include the incremental cost to the Company relating to personal use by Mr. Howley of an aircraft under a corporate contract for aircraft services in the amount of $237,610. Incremental cost is the amount billed to the Company by its service provider for the specific flight. In addition, amounts include $12,975 in 401(k) contributions by the Company.

Amounts for Mr. Rufus include: $631,125 in dividend equivalent payments on vested options relating to the $7.65 dividend declared in October 2009, $3,596,972 in dividend equivalent payments on vested options relating to the $12.85 dividend declared in October 2012 and $6,048,240 in dividend equivalent payments on vested options relating to the $22.00 dividend declared in July 2013, as well as $14,749 in 401(k) contributions by the Company.

Amounts for Mr. Laubenthal include: $904,613 in dividend equivalent payments on vested options relating to the $7.65 dividend declared in October 2009, $7,030,543 in dividend equivalent payments on vested options relating to the $12.85 dividend declared in October 2012 and $11,868,560 in dividend equivalent payments on vested options relating to the $22.00 dividend declared in July 2013, as well as $14,658 in 401(k) contributions by the Company.

Amounts for Mr. Henderson include: $736,313 in dividend equivalent payments on vested options relating to the $7.65 dividend declared in October 2009, $3,998,252 in dividend equivalent payments on vested options relating to the $12.85 dividend declared in October 2012 and $6,268,240 in dividend equivalent payments on vested options relating to the $22.00 dividend declared in July 2013, as well as $15,642 in 401(k) contributions by the Company.

Amounts for Mr. Iversen include: $252,450 in dividend equivalent payments on vested options relating to the $7.65 dividend declared in October 2009, $2,891,250 in dividend equivalent payments on vested options relating to the $12.85 dividend declared in October 2012 and $4,950,000 in dividend equivalent payments on vested options relating to the $22.00 dividend declared in July 2013, as well as $15,395 in 401(k) contributions by the Company.

Grants of Plan Based Awards in Last Fiscal Year

The following table sets forth information concerning options granted in fiscal 2013 to the named executive officers. None of the named executive officers received non-equity incentive plan awards or restricted stock.

Name	Grant Date		Estimated Future Payouts Under Equity Incentive Plan Awards(3)			Exercise Price of Options	Grant Date Fair Value of Option Awards
			Threshold (#)(2)	Target (#)(3)	Maximum (#)
W. Nicholas Howley	11/19/12	(1)	87,500	350,000	350,000	$130.09	$15,879,500
Gregory Rufus	11/19/12	(1)	20,000	80,000	80,000	$130.09	$3,629,600
Raymond Laubenthal	11/19/12	(1)	26,875	107,500	107,500	$130.09	$4,877,275
Robert Henderson	11/19/12	(1)	16,875	67,500	67,500	$130.09	$3,062,475
Bernt Iversen	11/19/12	(1)	16,250	65,000	65,000	$130.09	$2,949,050

(1)	Represents options that vest as follows: 12.5% if the annual operational performance (“AOP”) as hereinafter defined is at least $92.70 per diluted share and up to 50% if the AOP is at least $122.88 per diluted share on September 30, 2016 and 12.5% if the AOP is at least $101.97 per diluted share and up to 50% if the AOP is at least $144.39 per diluted share on September 30, 2017. If the AOP is between the amount required to vest 12.5% and the amount required to vest 50%, the percentage of options that will vest will be in between 12.5% and 50% and will be determined by linear interpolation. As used herein, AOP means the ratio of (1) the excess of (a) the product of (i) pro forma EBITDA As Defined and (ii) an acquisition-weighted multiple over (b) (i) the excess of consolidated total indebtedness of the Company over (ii) the amount of cash and cash equivalents of the Company to (2) the Company’s diluted shares. Any options that do not vest in 2016 because of a shortfall in AOP may vest in 2017 if there is an excess of AOP in such year. In addition, any excess AOP in 2014 or 2015 under the executives’ prior option awards may be carried forward in the following two years to make up deficiencies in AOP in such year. In no event may any amounts used in calculating current year, prior year or future year AOP be used more than once.
(2)	Calculated to represent the amount that would vest if the minimum AOPs were met in years 2016 and 2017.
(3)	Target amounts are not established under the grant, but are disclosed at the maximum amount. Actual amounts could be lower if annual or cumulative performance requirements are not met.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning unexercised options as of September 30, 2013 with respect to the named executive officers. None of the named executive officers has been the recipient of any stock or other incentive plan award. The table also shows the number of unexpired options granted to the named executive officers and the percentage of those options that continue to be held by them.

Name	Number of Securities Underlying Unexpired Options (#) Granted	Number of Securities Underlying Unexercised Options (#) Exercisable		Percent of Unexpired, Granted and Exercisable Options (#) Outstanding		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
W. Nicholas Howley(2)	800,000	605,000		76%		—		27.08	11/17/2018
	510,000	510,000		100%		—		82.67	03/04/2021
	350,000	—		—		350,000	(1)	130.09	11/19/2022

	1,660,000	1,115,000		85%		350,000

Gregory Rufus(3)	29,920	29,920		100%		—		13.37	10/01/2015
	20,000	20,000		100%		—		25.60	12/01/2016
	150,000	150,000		100%		—		27.08	11/17/2018
	80,000	75,000	(4)	94	%(4)	—		82.67	03/04/2021
	80,000	—		—		80,000	(1)	130.09	11/19/2022

	359,920	274,920		98%		80,000

Raymond Laubenthal	194,480	194,480		100%		—		13.37	10/01/2015
	215,000	215,000		100%		—		27.08	11/17/2018
	130,000	110,000	(5)	85	%(5)	—		82.67	03/04/2021
	107,500	—		—		107,500	(1)	130.09	11/19/2022

	646,980	519,480		96%		107,500

Robert Henderson	29,920	9,920		33%		—		13.37	10/01/2015
	20,000	20,000		100%		—		25.60	12/01/2016
	175,000	175,000		100%		—		27.08	11/17/2018
	80,000	80,000		100%		—		82.67	03/04/2021
	67,500	—		—		67,500	(1)	130.09	11/19/2022

	372,430	284,920		93%		67,500

Bernt Iversen	100,000	50,000		50%		—		22.21	06/15/2016
	60,000	60,000		100%		—		27.08	11/17/2018
	50,000	50,000		100%		—		70.45	12/10/2020
	65,000	65,000		100%		—		82.67	03/04/2021
	65,000	—		—		65,000	(1)	130.09	11/19/2022

	340,000	225,000		82%		65,000

(1)	Represents options that vest as follows: 12.5% if the annual operating performance (“AOP”) (as hereinafter defined) is at least $92.70 per diluted share and up to 50% if the AOP is at least $122.88 per diluted share on September 30, 2016 and 12.5% if the AOP is at least $101.97 per diluted share and up to 50% if the AOP is at least $144.39 per diluted share on September 30, 2017. If the AOP is between the amount required to vest 12.5% and the amount required to vest 50%, the percentage of options that will vest will be in between 12.5% and 50% and will be determined by linear interpolation. As used herein, AOP means the ratio of (1) the excess of (a) the product of (i) EBITDA and (ii) an acquisition-weighted multiple over (b) (i) the excess of consolidated total indebtedness of the Company over (ii) the amount of cash and cash equivalents of the Company to (2) the Company’s diluted shares. Any options that do not vest in 2016 because of a shortfall in AOP may vest in 2017 if there is an excess of AOP in such year. In addition, any excess AOP in 2014 or 2015 under the executives’ prior option awards may be carried forward in the following two years to make up deficiencies in AOP in such year. In no event may any amounts used in calculating current year, prior year or future year AOP be used more than once.
(2)

The options for Mr. Howley include 100,000 options, all of which are currently exercisable at a price of $82.57, owned by Bratenahl Investments, Ltd. (“Bratenahl”) By virtue of his indirect ownership interest therein, Mr. Howley may be deemed to be the beneficial owner of the options that are owned by Bratenahl. However, Mr. Howley disclaims beneficial ownership of all options owned by Bratenahl and reported herein as beneficially owned except to the extent of any pecuniary interest therein.

(3)	The options for Mr. Rufus include 29,920 options, all of which are currently exercisable at a price of $13.37, owned by a trust for the benefit of Mr. Rufus’ children. Mr. Rufus disclaims beneficial ownership of all options owned by the trust and reported herein as beneficially owned.
(4)	Mr. Rufus continues to hold the 5,000 shares received on exercise of these options.
(5)	Mr. Laubenthal continues to hold the 20,000 shares received on exercise of these options.

Option Exercises in 2013 and 2013 Realized Values

The following table sets forth information with respect to the number of shares acquired by the named executive officers upon exercise of options and the value realized through such exercise during fiscal 2013. None of the named executive officers had any stock awards outstanding during the fiscal year.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
W. Nicholas Howley(1)	258,167	30,394,168
Gregory Rufus(2)	5,000	297,000
Raymond Laubenthal	31,644	2,711,648
Robert Henderson	32,628	4,206,380
Bernt Iversen	—	—

(1)	Includes exercises of 32,031 shares at a realized value of $3,717,880 by Bratenahl Investment, Ltd. By virtue of his indirect ownership interest in Bratenahl Investments, Ltd., Mr. Howley may be deemed to be the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of the options that are owned by Bratenahl Investments, Ltd. However, Mr. Howley disclaims beneficially ownership of all options owned by Bratenahl Investments, Ltd. and reported herein as beneficially owned except to the extent of any pecuniary interest therein.
(2)	Represents options that were exercised, but the stock continues to be held by Mr. Rufus.

Potential Payments Upon Termination or Change in Control

All of the named executive officers have severance benefits governed by their employment agreements.

Pursuant to the terms of his employment agreement, if Mr. Howley is terminated for cause (as defined in his agreement and described under “Employment Agreements” below), he will receive only any unpaid but accrued base salary and benefits. As of September 30, 2013, Mr. Howley had no unpaid but accrued salary and benefits. If Mr. Howley is terminated for death or disability (as defined in his agreement and described under “Employment Agreements” below) or without cause by the Company or voluntarily resigns for good reason (as defined in the agreement and described under “Employment Agreements” below), his salary will continue for two years and he will receive two times the greater of (a) all bonuses paid or payable to Mr. Howley for the fiscal year immediately prior to the date of termination or (b) bonuses for the fiscal year in which the date of termination occurs, determined in accordance with the Company’s bonus program, if any. In addition, the Company will offer to Mr. Howley to continue his participation under the medical benefit plans sponsored by the Company in accordance with applicable law at a monthly cost to Mr. Howley that is not greater than the monthly cost that Mr. Howley is charged for coverage as of the date of termination. Thus, if Mr. Howley had died, had been terminated because he had become disabled, had been terminated by the Company without cause or had resigned from his employment for good reason on September 30, 2013, he would have received approximately $4,421,117 in base salary, bonus and benefits.

As required by Mr. Howley’s employment agreement, Mr. Howley’s stock option agreements of November 2012 granting him 350,000 options vesting in 2016 and 2017 have provisions with regard to post-employment vesting. If Mr. Howley’s employment terminates by reason of death, disability, termination without cause or termination for good reason or by reason of retirement after at least 15 years of service after age 60 or after at least ten years of service after age 65, vesting of the options will continue after termination of employment as follows: If Mr. Howley’s employment terminates for the aforementioned reasons on or after October 1, 2013 but prior to October 1, 2014, 20% of the remaining unvested options may continue to vest in accordance with their terms; if Mr. Howley’s employment terminates for the aforementioned reasons on or after October 1, 2014 but prior to October 1, 2015, 40% of the remaining unvested options may continue to vest in accordance with their terms; if Mr. Howley’s employment terminates for any of the aforementioned reasons on or after October 1, 2015 but prior to October 1, 2016, 60% of the remaining unvested options may continue to vest in accordance with their terms; if Mr. Howley’s employment terminates for any of the aforementioned reasons on or after October 1, 2016 but prior to October 1, 2017, 80% of the remaining unvested options may continue to vest in accordance with their terms; and if Mr. Howley’s employment terminates for any of the aforementioned reasons on or after October 1, 2017, 100% of the remaining unvested options may continue to vest in accordance with their terms. In each case, the remaining unvested options to vest would spread ratably over the remaining performance vesting schedule. Thus, if Mr. Howley had died, had been terminated because he had become disabled, had been terminated by the Company without cause or had resigned from his employment for good reason on September 30, 2013, none of his options would be permitted to continue to vest in accordance with their terms.

Pursuant to the terms of their respective employment agreements, if Mr. Rufus, Mr. Laubenthal, Mr. Henderson or Mr. Iversen is terminated for cause (as defined in the applicable agreement and described under “Employment Agreements” below), he will receive only any unpaid but accrued base salary and benefits. As of September 30, 2013, none of Mr. Rufus, Mr. Laubenthal, Mr. Henderson or Mr. Iversen had unpaid but accrued base salary or benefits. If Mr. Mr. Rufus, Mr. Laubenthal, Mr. Henderson or Mr. Iversen is terminated for death or disability (as defined in each agreement and described under “Employment Agreements” below) or without cause by the Company or voluntarily resigns for good reason (as defined in each agreement and described under “Employment Agreements” below), his salary will continue for 12 months and he will receive the greater of (a) all bonuses paid or payable to him for the fiscal year immediately prior to the date of termination or (b) bonus for the fiscal year in which the date of termination occurs, determined in accordance with the Company’s bonus program, if any. Further, the Company will offer to continue his participation under the medical benefit plans sponsored by the Company in accordance with applicable law at a monthly cost that is not greater than that he was charged for coverage as of the date of termination. Thus, if Mr. Rufus had died, had been terminated because he had become disabled, had been terminated by the Company without cause or had resigned his employment for good reason on September 30, 2013, he would have received approximately $822,154 in base salary, bonus and benefits; if Mr. Laubenthal had died, had been terminated because he had become disabled, had been terminated by the Company without cause or had resigned his employment for good reason on September 30, 2013, he would have received approximately $1,164,078 in base salary, bonus and benefits; if Mr. Henderson had died, had been terminated because he had become disabled, had been terminated by the Company without cause or had resigned his employment for good reason on September 30, 2013, he would have received approximately $769,654 in base salary, bonus and benefits; and if Mr. Iversen had died, had been terminated because he had become disabled, had been terminated by the Company without cause or had resigned his employment for good reason on September 30, 2013, he would have received approximately $649,078 in base salary, bonus and benefits.

In addition, the option grants in November 2012 for Messrs. Rufus, Laubenthal, Henderson and Iversen have post-employment vesting provisions identical to those described above for Mr. Howley. If

Mr. Rufus, Mr. Laubenthal, Mr. Henderson or Mr. Iversen had died, become disabled, had been terminated by the Company without cause, had resigned from his employment for good reason or retired on September 30, 2013, none of his options would be permitted to continue to vest in accordance with their terms.

The Company’s stock incentive plan has provisions for accelerated vesting in certain circumstances on a change in control. If a change in control had occurred on September 30, 2013, Messrs. Howley, Rufus, Laubenthal, Henderson and Iversen would have had 350,000, 80,000, 107,500, 67,500 and 65,000 options, respectively, vest, with a realized value of $3,013,500, $688,800, $925,575, $581,175 and $559,650, respectively (assuming the change in control price was $138.70, the closing price of the Company’s stock on the NYSE on September 30, 2013).

In sum, had a change in control or termination for the various reasons set forth below occurred on September 30, 2013, the named executive officers would have been entitled to receive the following aggregate amounts:

	Change in Control ($)(1)	Termination for Cause ($)	Termination Without Cause ($)(2)	Termination for Death/ Disability ($)(2)	Voluntary Termination for Good Reason ($)(2)	Voluntary Termination without Good Reason ($)
W. Nicholas Howley(2)	7,413,500	—	4,421,117	4,421,117	4,421,117	—
Gregory Rufus	688,800	—	822,154	822,154	822,154	—
Raymond Laubenthal	925,575	—	1,164,078	1,164,078	1,164,078	—
Robert Henderson	581,175	—	769,654	769,654	769,654	—
Bernt Iversen II	559,650	—	649,078	649,078	649,078	—

(1)	Except for Mr. Howley (see note (2)), amounts assume that the named executive officer was not terminated in connection with the change in control. If the named executive was terminated without Cause in connection with a change in control, his compensation would also include amounts listed in the column for Termination Without Cause. Amounts assume that the options that actually vested as of September 30, 2013 (subject to validation by the Compensation Committee that the performance targets had been met, which occurred in November 2013), were vested as of September 30, 2013 and were not accelerated pursuant to a change in control.
(2)	Mr. Howley would receive salary, bonus and benefit continuation in the event of a change in control only if it was coupled with a change in Mr. Howley’s title, position, duties, or responsibilities (including reporting responsibilities) which does not represent a promotion from the title, position, duties or responsibilities provided in Mr. Howley’s employment agreement or Mr. Howley is assigned any duties or responsibilities which are inconsistent with his title, duties, or responsibilities as provided under Mr. Howley’s employment agreement or there is a reduction in Mr. Howley’s aggregate cash compensation (including bonus opportunities), or a change in Mr. Howley’s benefits such that following such change, Mr. Howley’s benefits are not substantially comparable to those to which he was entitled prior to such change and such change occurred within one year following a change in control or such change occurred prior to a change in control at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a change in control or such change occurred otherwise in connection with, or in anticipation of, a change in control which has been threatened or proposed and, as a result, Mr. Howley voluntarily terminates his employment.

Employment Agreements

Employment Agreement with W. Nicholas Howley, Chief Executive Officer

In connection with the acquisition of the Company by Warburg Pincus, in 2003 W. Nicholas Howley entered into an employment agreement with TransDigm Inc. to serve as President, Chief Executive Officer and Chairman of the Board of Directors of TransDigm Inc. That employment agreement was to expire on July 23, 2008 and Mr. Howley and the Company entered into a new employment agreement to serve as Chief Executive Officer and Chairman of the Board of the Company in 2008. The employment agreement was again amended and restated in February, 2011 and the term was extended through December 31, 2015.

Unless earlier terminated by the Company or Mr. Howley, the initial term of Mr. Howley’s employment agreement expires on December 31, 2015. However, unless the Company or Mr. Howley elects not to renew the current term, upon the expiration of the current term, Mr. Howley’s employment agreement will automatically be extended for an additional one-year period. As of September 30, 2013, Mr. Howley’s annual base salary was $1,000,000. The annual base salary is subject to annual review but may be increased and not decreased subject to such review. In addition, under the terms of his employment agreement, Mr. Howley is entitled to participate in the Company’s annual cash bonus plan, stock option plan and the other employee benefit plans, programs and arrangements that the Company may maintain from time to time for its senior officers. Through December 31, 2013, Mr. Howley was entitled to use a Company-provided airplane for personal use up to 12 times per year, so long as such use did not interfere with Company use. Mr. Howley had imputed income with respect to such use at the Standard Industry Fare Level (SIFL) rate, as published by the Internal Revenue Code. The benefit relating to airplane use terminated as of December 31, 2013.

Mr. Howley’s employment agreement provides that if he is terminated for any reason, he will be entitled to payment of any accrued but unpaid base salary through the termination date, any unreimbursed expenses, an amount for accrued but unused sick and vacation days, and benefits owing to him under the benefit plans and programs sponsored by the Company. In addition, if Mr. Howley’s employment is terminated:

•	without cause (as defined in the employment agreement),

•	due to his death or disability (as defined in the employment agreement), or

•

by Mr. Howley for certain enumerated good reasons, which include: a material diminution in Mr. Howley’s title, duties or responsibilities (including reporting responsibilities), without his prior written consent; a reduction of Mr. Howley’s annual base salary or annual bonus opportunities, without his prior written consent; a reduction of Mr. Howley’s annual base salary or annual bonus opportunities, without his prior written consent; Mr. Howley is not re-elected to the Board of Directors; the Company requires Mr. Howley, without his prior written consent, to be based at any office or location that requires a relocation greater than 30 miles from Cleveland, Ohio; any material breach of the employment agreement by the Company); or there is a change in Mr. Howley’s title, position, duties, or responsibilities (including reporting responsibilities) which does not represent a promotion from the title, position, duties or responsibilities provided in Mr. Howley’s employment agreement or Mr. Howley is assigned any duties or responsibilities which are inconsistent with his title, duties, or responsibilities as provided under Mr. Howley’s employment agreement or there is a reduction in Mr. Howley’s aggregate cash compensation (including bonus opportunities), or a change in Mr. Howley’s benefits such that following such change, Mr. Howley’s benefits are not substantially comparable to those to which he was entitled prior to such change and such change occurred within one year following a change in control (as defined in the employment agreement) or such change occurred prior to a change in control at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a change in control or such change occurred otherwise in connection with, or in anticipation of, a change in control which has been threatened or proposed, the Company will, pay Mr. Howley, in substantially equal installments over a 24-month period, an amount equal to two times Mr. Howley’s salary plus two times the greater of all of the bonuses paid or payable to Mr. Howley for the prior fiscal year (excluding any extraordinary bonus) or the target bonuses for the year in which Mr. Howley’s employment terminates, determined in accordance with the Company’s bonus program(s), if any. In addition, the Company will offer to Mr. Howley to continue his participation under the medical benefit plans sponsored by the Company in accordance with applicable law at a monthly cost to Mr. Howley that is not greater than the monthly cost that Mr. Howley is charged for coverage as of the date of termination.

As required by Mr. Howley’s employment agreement, Mr. Howley’s stock option agreements of November 2012 granting him 350,000 options vesting in 2016 and 2017 have provisions with regard to post-employment vesting. These provisions are described under “Potential Payments Upon Termination or Change in Control” on p. 43.

During the term of Mr. Howley’s employment and following any termination of his employment, for a period of 24 months, Mr. Howley will be prohibited from engaging in any business that competes with any business of TransDigm Inc. or any entity owned by TransDigm Inc. and from rendering services to any person or entity designed to assist such person or entity to acquire a business that the Company has pursued or had demonstrable plans to pursue as an acquisition target within 24 months prior to Mr. Howley’s termination. In addition, during the term of his employment and for the two-year period following the termination of Mr. Howley’s employment for any reason, he will be prohibited from soliciting or inducing any person who is or was employed by, or providing consulting services to, the Company during the 12-month period prior to the date of the termination of his employment, to terminate their employment or consulting relationship with the Company. Under the terms of his employment agreement, Mr. Howley is also subject to certain confidentiality and non-disclosure obligations, and the Company has agreed, so long as Mr. Howley is not in breach of certain of his obligations under his employment agreement, to, among other things, indemnify him to the fullest extent permitted by Delaware law against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or his serving or having served any other enterprise as a director, officer or employee at the Company’s request.

Employment Agreements with Other Executive Officers

In 2005 Gregory Rufus and Raymond Laubenthal entered into employment agreements with the Company to serve as Executive Vice President and Chief Financial Officer and President, respectively, of the Company. The employment agreements were amended to conform with the provisions of Section 409A under the Internal Revenue Code on in 2008. The initial terms of the employment agreements expired in 2010 but were automatically extended for an additional two year period. In February, 2011, Mr. Rufus and Mr. Laubenthal entered into new amended and restated employment agreements with the Company extending the term of the agreement through December 31, 2015.

In February, 2011 each of Messrs. Robert Henderson and Bernt Iversen entered into employment agreements with the Company to serve as Executive Vice Presidents of the Company. Unless earlier terminated by the Company or Messrs. Henderson or Iversen, as the case may be, the terms of their agreements extend until October 1, 2016.

Unless the Company or the executive elects not to renew the term, upon expiration of the current term of each executive’s employment agreement, the agreement will automatically be extended for an additional two-year period. As of September 30, 2013, Mr. Rufus’, Mr. Laubenthal’s, Mr. Henderson’s and Mr. Iversen’s respective annual base salaries were $482,500, $600,000, $430,000 and $385,000. Under the terms of the employment agreements, which annual base salary is subject to annual review but may be increased and not decreased subject to such review. In addition, under the terms of their respective employment agreements, Mr. Rufus, Mr. Laubenthal, Mr. Henderson and Mr. Iversen are entitled to participate in the Company’s annual cash bonus plan, non-qualified deferred compensation plan, stock option plan and the other employee benefit plans, programs and arrangements that the Company may maintain from time to time for its senior officers.

The employment agreements provide that if Mr. Rufus, Mr. Laubenthal, Mr. Henderson or Mr. Iversen is terminated for any reason, he will be entitled to payment of any accrued but unpaid base salary through the termination date, any unreimbursed expenses, an amount for accrued but unused sick and vacation days, and benefits owing to him under the benefit plans and programs sponsored by the Company. In addition, if his employment is terminated:

•	without cause (as defined in his employment agreement),

•

by the executive officer for certain enumerated good reasons, which include: a material diminution in the his title, duties or responsibilities, without his prior written consent; a reduction of his aggregate cash compensation (including bonus opportunities), benefits or perquisites, without his prior written consent; the Company requires him, without his prior written consent, to be based at any office or location that requires a relocation greater than 30 miles from his current office; any material breach of this Agreement by the Company; or due to his death or disability (as defined in his employment agreement).

the Company will pay (or would have paid) the executive officer, in substantially equal installments over a 12-month period, an amount equal to one times his salary plus one times the greater of all of the bonuses paid or payable to him for the prior fiscal year (excluding any extraordinary bonus) or the bonuses for the year in which his employment terminates, determined in accordance with the Company’s bonus program(s), if any. In addition, the Company will offer (or would have offered) to the executive officer to continue his participation under the medical benefit plans sponsored by the Company in accordance with applicable law at a monthly cost to him that is not greater than the monthly cost that he is charged for coverage as of the date of termination.

During the term of each executive officer’s employment and following any termination of his employment, for a period of 12 months in the case of a termination without cause or for enumerated good reasons, or 24 months in the event of his voluntary termination without enumerated good reasons or termination for cause, the executive officer will be prohibited from engaging in any business that competes with any business of the Company or any entity owned by TransDigm Inc. In addition, during the term of his employment and for the two-year period following the termination of each executive officer’s employment for any reason, he will be prohibited from soliciting or inducing any person who is or was employed by, or providing consulting services to, the Company during the 12-month period prior to the date of the termination of his employment, to terminate their employment or consulting relationship with the Company. Under the terms of his employment agreement, each executive officer is also subject to certain confidentiality and non-disclosure obligations, and the Company has agreed, so long as the executive officer is not in breach of certain of his obligations under his employment agreement, to, among other things, indemnify him to the fullest extent permitted by Delaware law against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or his serving or having served any other enterprise as a director, officer or employee at the Company’s request.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Business Relationship with Satair A/S

Through December 31, 2013, Mr. Staer was the Chief Executive Officer of Satair A/S, a subsidiary of Airbus (“Satair”), and a distributor of aerospace products, including parts manufactured by subsidiaries of the Company. Mr. Staer was elected to the Board of Directors on January 20, 2012. Until October 2011, Mr. Howley was a director of Satair and served on Satair’s compensation committee. In fiscal 2013, Satair purchased parts from subsidiaries of the Company with an aggregate purchase price of approximately $74 million, representing approximately 3.8% of the Company’s net sales.

Acquisition of AmSafe

In February 2012, the Company purchased AmSafe Global Holdings, Inc. for approximately $750 million in cash from a group indirectly controlled by Berkshire Partners LLC (“Berkshire”) and Greenbriar Equity Group LLC. At the time of the sale, affiliates of Berkshire indirectly held approximately 37.5% of the equity of AmSafe. Affiliates of Berkshire also hold greater than 5% of the outstanding equity of the Company and Mr. Robert Small, a managing director of Berkshire, serves on the Board of Directors of the Company (but did not serve on the board of directors of AmSafe). Mr. Small recused himself from deliberations regarding the potential acquisition and abstained from the vote of the Company’s Board of Directors in approving the AmSafe acquisition transaction.

Approval or Ratification of Transactions with Related Persons

The Board of Directors of the Company reviews and must approve all related party transactions. Proposed transactions between the Company and related persons (as defined in Regulation S-K Item 404 under the Securities Act of 1933) are submitted to the full Board for consideration. The relationship of the parties and the terms of the proposed transaction are reviewed and discussed by the Board and the Board may approve or disapprove the Company entering into the transaction. All related party transactions, whether or not those transactions must be disclosed under Federal securities laws, are approved by the Board pursuant to the policy.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and owners of more than 10% of a registered class of the Company’s equity securities, to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of common shares and other equity securities of the Company. Executive officers, directors and owners of more than 10% of the common shares are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a).

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 2013, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with, except that Mr. Laubenthal filed a late Form 4 on December 6, 2012 relating to an exercise of options and sale of stock on November 30, 2012 pursuant to a 10b5-1 plan and a late Form 4 on January 8, 2013 relating to an exercise of options on September 13, 2013.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee meets at least quarterly to review quarterly or annual financial information prior to its release and inclusion in SEC filings. As part of each meeting, the Audit Committee has the opportunity to meet independently with management and the Company’s independent registered public accounting firm.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained a formal written statement from the independent registered public accounting firm describing all relationships between the independent registered public accounting firm and the Company that might bear on the independent registered public accounting firm’s independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the independent registered public accounting firm any relationships that may impact its objectivity and independence, and satisfied itself as to the independent registered public accounting firm’s independence.

The Audit Committee reviewed and discussed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and reviewed and discussed the results of the independent registered public accounting firm’s examination of the financial statements.

The Audit Committee reviewed and discussed the audited financial statements of the Company for the year ended September 30, 2013 with management and the independent registered public accounting firm. Management has the responsibility for the preparation of the Company’s financial statements, and the independent registered public accounting firm has the responsibility for the examination of those statements.

Based on the above-described review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended September 30, 2013 for filing with the Securities and Exchange Commission.

Audit Committee

Sean P. Hennessy, Chairman

William Dries

Douglas W. Peacock

Robert Small

PROPOSAL TWO: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The following proposal provides stockholders the opportunity to cast an advisory vote on the Company’s compensation for named executive officers by voting for or against the following resolution. As an advisory vote, this proposal is non-binding. Although the vote is non-binding, the Board of Directors and the Compensation Committee will consider the results of the vote when making future compensation decisions for the Company’s named executive officers.

“RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement set forth under the caption “EXECUTIVE COMPENSATION” in this proxy statement.”

The Board of Directors unanimously recommends that you vote FOR approval of the compensation of the Company’s named executive officers as disclosed in the Compensation

Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement set forth under the caption “EXECUTIVE COMPENSATION” in this proxy statement. Proxies will be voted FOR approval of the proposal unless otherwise specified.

PROPOSAL THREE: RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT ACCOUNTANTS

Ernst & Young LLP has served as independent registered public accounting firm to the Company since 2003 and is expected to do so for the fiscal year ending September 30, 2014. A representative of Ernst & Young LLP is expected to be present, and available to respond to appropriate questions, at the Annual Meeting and will have an opportunity to make a statement, if desired.

Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. However, the Company is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain the firm. In such event, the Audit Committee may retain Ernst & Young LLP, notwithstanding the fact that the stockholders did not ratify the selection, or select another nationally recognized accounting firm without re-submitting the matter to the stockholders. Even if the selection is ratified, the Audit Committee reserves the right in its discretion to select a different nationally recognized accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. Below are the fees billed to the Company for the 2012 and 2013 fiscal years:

Audit Fees

Ernst & Young billed the Company an aggregate of approximately $2,472,000 in fees for professional services rendered in connection with the audit of the Company’s annual consolidated financial statements and reviews of the consolidated financial statements of the Company included in its quarterly reports during fiscal year ended September 30, 2012 and approximately $2,694,000 during fiscal year ended September 30, 2013.

Audit-Related Fees

Ernst & Young did not perform any audit-related professional services in fiscal years 2012 or 2013.

Tax Fees

Ernst & Young billed the Company an aggregate of approximately $292,000 in fees for professional services rendered for the fiscal year ended September 30, 2012 and approximately $234,000 for the fiscal year ended September 30, 2013. Such services principally included assistance and consultation provided to the Company in connection with tax planning matters, mergers and acquisitions and tax compliance matters.

All Other Fees

No services were provided the Company by Ernst & Young during the years ended September 30, 2012 and September 30, 2013 other than audit services, audit-related services and tax services.

Audit Committee Pre-Approval Policy

The Audit Committee must pre-approve any audit or permissible non-audit services. The Audit Committee pre-approves, on an individual basis, all audit and permissible non-audit services provided by the independent auditors, and has provided blanket approval for acquisition-related services less than $100,000. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. All non-audit services were preapproved by the Audit Committee.

The Board of Directors unanimously recommends that stockholders vote FOR ratification of the selection of Ernst & Young LLP as the Company’s independent accountant for the fiscal year 2014. Proxies will be voted FOR approval of the proposal unless otherwise specified.

PROPOSAL FOUR: APPROVAL OF AMENDMENTS TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS

After careful consideration, the Board of Directors recommends that the stockholders approve certain amendments to the Company’s Amended and Restated Certificate of Incorporation to eliminate the classification of the Board Directors and provide for the annual election of Directors, as well as to revise certain related provisions of the Amended and Restated Certificate of Incorporation (the “Amendments”).

Article FIFTH of the Amended and Restated Certificate of Incorporation currently provides that the Board of Directors shall be divided into three classes, designated Class I, Class II and Class III, with the term of office of one class expiring each year and Directors in each class being elected to three-year terms. If the proposed Amendments are approved by the stockholders and become effective, Directors elected at or before this Annual Meeting of Stockholders will serve out their three-year terms, but Directors elected by the stockholders after this Annual Meeting of Stockholders will be elected to one-year terms. Beginning at the 2017 Annual Meeting of Stockholders, the declassification of the Board of Directors would be complete, and all members of the Board of Directors would be subject to annual election for one-year terms.

Background of the Proposal

At last year’s Annual Meeting of Stockholders, a nonbinding stockholder proposal to declassify the Board of Directors received the favorable vote of approximately 70% of the Company’s outstanding shares of common stock entitled to vote thereon. Following this vote, the Board of Directors considered the merits of annually elected and classified boards. The Board of Directors believes that the classified board structure has provided stability and continuity to the Board of Directors and reduced vulnerability to coercive takeover tactics, fostered Director independence and reinforced a commitment to long-term goals. However, the Board of Directors acknowledges the sentiment of the stockholders in favor of annual elections and recognizes that annual director elections provide stockholders the opportunity to register their views on the performance of the entire Board of Directors on an annual basis.

In light of the considerations described above, the Board of Directors has adopted resolutions approving and declaring the Amendments to the Amended and Restated Certificate of Incorporation, declared such Amendments advisable and unanimously resolved to submit such Amendments to the stockholders for approval.

The Declassification Amendments and Related Changes

If the Amendments are approved, Section (b) of Article FIFTH of the Amended and Restated Certificate of Incorporation would be amended to provide that, commencing with the 2015 Annual

Meeting of Stockholders, the members of the Board of Directors will be elected annually for terms expiring at the next succeeding Annual Meeting of Stockholders, and those Directors elected prior to 2015 will serve out the remainder of their three-year term.

In addition, because Delaware law specifies that directors serving on an unclassified board must be removable by the stockholders either with or without cause, Section (c) of Article FIFTH would be amended to specify that members of the Board of Directors may be removed with or without cause, but amended Section (c) of Article FIFTH will provide that members of the Board of Directors serving the remainder of a three-year term will be removable only for cause. The vote required to remove a Director, in either case, would continue to be a majority the outstanding shares of the Company’s common stock entitled to vote. Newly created seats on the Board of Directors would continue to be allocated to the classes until declassification is completed at the 2017 Annual Meeting of Stockholders, and Directors appointed to fill newly created Board seats or vacancies will hold office for a term that coincides with the remaining term of the relevant class.

The Board of Directors has also approved resolutions to amend the Company’s Amended and Restated Bylaws to make corresponding changes, contingent upon stockholder approval and implementation of the Amendments.

The general description of the proposed Amendments set forth above is qualified in its entirety by reference to the Certificate of Amendment, which is attached as Exhibit A to this Proxy Statement. The proposed Amendments to the Amended and Restated Certificate of Incorporation require approval by the affirmative vote of the holders of at least three-fourths of the outstanding shares of the Company’s common stock entitled to vote.

If the stockholders approve the Amendments, they will become legally effective upon the filing of the Certificate of Amendment with the Delaware Secretary of State. The Company intends to file the Certificate of Amendment promptly following the Annual Meeting of Stockholders. If the stockholders do not approve the Amendments, the Board of Directors will remain classified and the members of the Board of Directors will continue to be elected for three-year terms as provided by the existing Amended and Restated Certificate of Incorporation.

The Board of Directors unanimously recommends that stockholders vote FOR the proposal to approve amendments to the Company’s Amended and Restated Certificate of Incorporation to declassify the Board of Directors.

STOCKHOLDER PROPOSALS FOR 2015 ANNUAL MEETING

If a stockholder wants to include a proposal in our Proxy Statement and form of proxy for presentation at the Company’s 2015 Annual Meeting of Stockholders, the proposal must be provided in the manner set forth in SEC Rule 14a-8 and received by the Company at its principal executive offices at 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114 by September 30, 2014. The proposal should be sent to the attention of the Secretary of the Company.

The Company’s Bylaws provide certain procedures that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an Annual Meeting of Stockholders outside of SEC Rule 14a-8 (and therefore not for inclusion in our proxy materials for such Annual Meeting of Stockholders). These procedures provide that nominations for director nominees or an item of business to be introduced at an Annual Meeting of Stockholders must be submitted in writing to the Secretary of the Company at its principal executive offices. The Company must receive the notice of a stockholder’s intention to introduce a nomination at the Company’s 2015 Annual

Meeting of Stockholders between November 4, 2014 and December 4, 2014. The Company must receive the notice of a stockholder’s intention to propose an item of business, other than a director nomination, at the Company’s 2015 Annual Meeting of Stockholders between December 4, 2014 and January 3, 2015. The chairman of the 2015 Annual Meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with the foregoing procedures.

HOUSEHOLDING

The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy form. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding. Only one copy of this proxy statement and the attached annual report will be sent to certain beneficial stockholders who share a single address, unless any stockholder residing at that address gave contrary instructions. If any beneficial stockholder residing at such an address desires at this time to receive a separate copy of this proxy statement and the attached annual report or if any such stockholder wishes to receive a separate proxy statement and annual report in the future, the stockholder should provide such instructions to the Company by calling Investor Relations at (216) 706-2945, or by writing to Investor Relations, TransDigm Group Incorporated, 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114.

OTHER MATTERS

If the enclosed proxy is properly executed and returned to the Company, the persons named in it will vote the shares represented by such proxy at the meeting. If you properly complete your proxy form and send it to the Company in time to vote, your proxy (one of the individuals named in the proxy form) will vote your shares as you have directed. If you sign the proxy form but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors to elect the director nominees listed in “Election of Directors,” in favor of the proposal to approve the compensation paid to the Company’s named executive officers, in favor of ratification of the selection of Ernst & Young as the Company’s independent accountants and in favor of the proposal to amend the Company’s amended and restated certificate of incorporation to declassify the Board of Directors. If any other matters shall properly come before the meeting, the persons named in the proxy will vote thereon in accordance with their judgment. Management does not know of any other matters which will be presented for action at the meeting.

By order of the Board of Directors,

GREGORY RUFUS

Secretary

Dated: January 22, 2014

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

        NAME

        THE COMPANY NAME INC. - COMMON

        THE COMPANY NAME INC. - CLASS A

        THE COMPANY NAME INC. - CLASS B

        THE COMPANY NAME INC. - CLASS C

        THE COMPANY NAME INC. - CLASS D

        THE COMPANY NAME INC. - CLASS E

        THE COMPANY NAME INC. - CLASS F

        THE COMPANY NAME INC. - 401 K

CONTROL # SHARES 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345
PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
		All	All	Except
The Board of Directors recommends you vote
FOR the following:
1.	Election of Directors
Nominees
01	Sean P. Hennessy 02 Douglas W. Peacock 03 John Staer
The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

		For	Against	Abstain
2.	To approve (in an advisory vote) compensation paid to the Company’s named executive officers
3.	To ratify the selection of Ernst & Young LLP as the Company’s independent accountants for the fiscal year ending September 30, 2014
4.	To vote to amend the Company’s Amneded and Restated Certificate of Incorporation to eliminate the classification of the Board of Directors of the Company
NOTE: In their discretion, to vote upon such other business as may properly come before the meeting, or any adjournment thereof

For address change/comments, mark here.
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

SHARES
CUSIP #
		JOB #			SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

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TRANSDIGM GROUP INCORPORATED
Annual Meeting of Stockholders
March 4, 2014 9:00 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints W. Nicholas Howley and Gregory Rufus, and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote, as indicated herein, all shares of common stock of TransDigm Group Incorporated held of record by the undersigned on January 3, 2014 at the Annual Meeting of Stockholders to be held on March 4, 2014, or any adjournment thereof, with all the powers the undersigned would possess if then and there personally present. Receipt of Notice of Annual Meeting of Stockholders and the related Proxy Statement dated January 22, 2014 is hereby acknowledged.

If no instructions are given, the proxies will vote to elect the director nominees listed in “Election of Directors,” FOR Proposal 2 (approval of executive compensation) and Proposal 3 (ratification of the selection of the independent accountants), and will abstain from voting on Proposal 4 (vote on an amendment to declassify to Board of Directors).
Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side